Exhibit 10(i)(B)

3-YEAR CREDIT AGREEMENT

Dated as of July 18, 2008

AMENDED AND RESTATED as of April 23, 2010

THE INTERPUBLIC GROUP OF COMPANIES, INC., a Delaware corporation (the “Company”), the banks and other financial institutions (the “Initial Lenders”) listed on the signature pages hereof, JPMORGAN CHASE BANK, N.A. (“JPMorgan”), as syndication agent, HSBC BANK USA, NATIONAL ASSOCIATION and ING CAPITAL LLC, as co-documentation agents, CITIGROUP GLOBAL MARKETS INC. and J.P. MORGAN SECURITIES INC., as joint lead arrangers and joint book managers, and CITIBANK, N.A. (“Citibank”), as administrative agent (the “Agent”) for the Lenders (as hereinafter defined), agree as follows:

PRELIMINARY STATEMENT. The Company, the lenders parties thereto and Citibank, as agent, are parties to the 3-Year Credit Agreement dated as of July 18, 2008, as amended as of May 13, 2009, June 5, 2009 and January 22, 2010 (the “Existing Credit Agreement”). Subject to the satisfaction of the conditions set forth in Section 3.01, the Borrower, the parties hereto and Citibank, as Agent, desire to amend and restate the Existing Credit Agreement as herein set forth.

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Advance” means a Revolving Credit Advance or a Swing Line Advance.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 10% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

“Agent’s Account” means (a) in the case of Advances denominated in any currency other than Swiss Francs, the account of the Agent maintained by the Agent at Citibank at its office at 1615 Brett Road, New Castle, Delaware 19720, Account No. 36852248, Attention: Bank Loan Syndications, (b) in the case of Advances denominated in Swiss Francs, the account of the Sub-Agent designated in writing from time to time by the Agent to the Company and the Lenders for such purpose and (c) in any such case, such other account of the Agent as is designated in writing from time to time by the Agent to the Company and the Lenders for such purpose.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurocurrency Lending Office in the case of a Eurocurrency Rate Advance.

“Applicable Margin” means, as of any date from and after the Restatement Date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

3-Year Credit Agreement

Public Debt Rating S&P/Moody’s/Fitch	Applicable Margin for Base Rate Advances	Applicable Margin for Eurocurrency Rate Advances
Level 1 At least BBB- / Baa3 / BBB-	1.000%	2.000%
Level 2 BB+ / Ba1 / BB+	1.125%	2.125%
Level 3 BB / Ba2 / BB	1.250%	2.250%
Level 4 BB- / Ba3 / BB-	1.500%	2.500%
Level 5 Lower than Level 4	1.750%	2.750%

“Applicable Percentage” means, as of any date from and after the Restatement Date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating S&P/Moody’s/Fitch	Applicable Percentage
Level 1 At least BBB- / Baa3 / BBB-	0.500%
Level 2 BB+ / Ba1 / BB+	0.625%
Level 3 BB / Ba2 / BB	0.750%
Level 4 BB- / Ba3 / BB-	1.000%
Level 5 Lower than Level 4	1.250%

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit C hereto.

“Assuming Lender” has the meaning specified in Section 2.18(b).

“Assumption Agreement” has the meaning specified in Section 2.18(c)(ii).

“Available Amount” of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing), converting all non-Dollar amounts into the Dollar Equivalent thereof at such time.

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:

(a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank’s base rate;

(b)  1/2 of one percent per annum above the Federal Funds Rate; and

(c) the British Bankers Association Interest Settlement Rate applicable to Dollars for a period of one month (“One Month LIBOR”) plus 1.00% (for the avoidance of doubt, the One Month LIBOR for any day shall be based on the rate appearing on Reuters LIBOR01 Page (or other commercially available source providing such quotations as designated by the Agent from time to time) at approximately 11:00 a.m. London time on such day).

“Base Rate Advance” means an Advance denominated in Dollars that bears interest as provided in Section 2.07(a)(i).

“Borrowers” means, collectively, the Company and the Designated Subsidiaries from time to time.

“Borrowing” means a Revolving Credit Borrowing or a Swing Line Borrowing.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurocurrency Rate Advances, on which dealings are carried on in the London interbank market and banks are open for business in London and in the country of issue of the currency of such Eurocurrency Rate Advance (or, in the case of an Advance denominated in Euros, on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open for payments in Euros).

“Commitment” means a Revolving Credit Agreement, a Swing Line Commitment or a Letter of Credit Commitment.

“Commitment Date” has the meaning specified in Section 2.18(b).

“Commitment Increase” has the meaning specified in Section 2.18(a).

“Committed Currencies” means lawful currency of the United Kingdom of Great Britain and Northern Ireland, lawful currency of The Swiss Federation, lawful currency of Japan, Euro and any other currency (other than Dollars) requested by the applicable Borrower that can be provided by all Lenders.

“Committed L/C Currencies” means lawful currency of the United Kingdom of Great Britain and Northern Ireland, lawful currency of The Swiss Federation, lawful currency of Japan, lawful currency of Singapore, lawful currency of Canada, lawful currency of Sweden, lawful currency of Denmark, lawful currency of Australia, Euro and any other currency (other than Dollars) requested by the applicable Borrower that can be provided by all Issuing Banks.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated Subsidiary” means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of the Company in its Consolidated financial statements as of such date.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Revolving Credit Advances of one Type into Revolving Credit Advances of the other Type pursuant to Section 2.08 or 2.09.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all payment obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person’s business), (c) all payment obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all payment obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all payment obligations of such Person as lessee under leases that have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, (f) all payment obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit or similar extensions of credit, (g) all payment obligations of such Person in respect of Hedge Agreements, (h) all

Debt of others referred to in clauses (a) through (g) above or clause (i) below guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss, and (i) all Debt referred to in clauses (a) through (h) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt; provided, however, that the term “Debt” shall not include obligations under agreements providing for indemnification, deferred purchase price payments or similar obligations incurred or assumed in connection with the acquisition or disposition of assets or stock, whether by merger or otherwise.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Defaulting Lender” means, at any time, any Lender that has (a) failed to perform any of its funding obligations hereunder, including in respect of its Advances or participations in respect of Letters of Credit or Swing Line Advances, within two Business Days of the date required to be funded by it hereunder, or (b)(i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Designated Subsidiary” means any direct or indirect wholly-owned Subsidiary of the Company designated for borrowing privileges under this Agreement pursuant to Section 9.09.

“Designation Agreement” means, with respect to any Designated Subsidiary, an agreement in the form of Exhibit E hereto signed by such Designated Subsidiary and the Company.

“Dollars” and the “$” sign each means lawful currency of the United States of America.

“Disregarded Debt” means, as of any date, outstanding Debt of the Company of up to $300,000,000 in aggregate principal amount under any New Senior Notes; provided, that the outstanding principal amount of Disregarded Debt shall be deemed reduced as at any date of determination by the aggregate amount by which the proceeds of any New Senior Notes are applied to reduce the outstanding principal amount of the Company’s Outstanding Restatement Date Debt.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance or Assumption Agreement pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Company and the Agent.

“EBITDA” means, for any period, operating income (or operating loss) plus (a) depreciation expense, (b) amortization expense and (c) other non-cash charges in an amount not to exceed $75,000,000 in any period of four fiscal quarters, in each case determined in accordance with GAAP for such period; provided, that, in addition to (and without duplication of) the foregoing, in the determination of operating income (or operating loss) for purposes hereof, any and all effects of any GM Event (other than any cash charges related to severance or lease termination costs) that result in reductions in operating income (or increases in operating loss) in the financial statements of the Company and/or any of its Subsidiaries shall be disregarded; provided, further, that the maximum aggregate amount of any cash charges that may be so disregarded pursuant to this proviso shall be $150,000,000 and the maximum aggregate amount of any non-cash charges that may be so disregarded pursuant to this proviso shall be $100,000,000 (it being understood that non-cash charges resulting from a GM Event in excess of such amount may be included with other non-cash charges added back pursuant to clause (c) of this definition, to the extent otherwise permitted by such clause (c)).

“Effective Date” means July 18, 2008.

“Eligible Assignee” means (i) a Non-Defaulting Lender; (ii) an Affiliate of a Non-Defaulting Lender that is a financial institution; and (iii) any other Person approved by the Agent, each Issuing Bank and, unless an Event of Default has occurred and is continuing at the time any assignment is effected in accordance with Section 9.07, the Company, each such approval not to be unreasonably withheld or delayed; provided, however, that neither the Company nor an Affiliate of the Company shall qualify as an Eligible Assignee. For the avoidance of doubt, an Ineligible Person, a Defaulting Lender or any of its Affiliates, or a structured finance vehicle, fund or similar entity or any similar Person in connection with a securitization, shall not be an Eligible Assignee or a permitted assignee under Section 9.07(a)(vii).

“Equivalent” in Dollars of any Committed Currency or Committed L/C Currency on any date means the equivalent in Dollars of such currency determined by using the quoted spot rate at which the Agent’s or applicable Issuing Bank’s principal office in London offers to exchange Dollars for such currency in London at approximately 4:00 P.M. (London time) (unless otherwise indicated by the terms of this Agreement) on such date as is required pursuant to the terms of this Agreement, and the “Equivalent” in any Committed Currency or Committed L/C Currency of Dollars means the equivalent in such currency of Dollars determined by using the quoted spot rate at which the Agent’s or applicable Issuing Bank’s principal office in London offers to exchange such currency for Dollars in London at approximately 4:00 P.M. (London time) (unless otherwise indicated by the terms of this Agreement) on such date as is required pursuant to the terms of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the controlled group of the Company, or under common control with the Company, within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” means (a)(i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC or (ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Company or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Company or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; (g) a determination that any Plan is in “at risk” status (within the meaning of Section 303 of ERISA); or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan.

“Euro” means the lawful currency of the European Union as constituted by the Treaty of Rome which established the European Community, as such treaty may be amended from time to time and as referred to in the EMU legislation.

“Eurocurrency Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurocurrency Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance or Assumption Agreement pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Company and the Agent.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurocurrency Rate” means, for any Interest Period for each Eurocurrency Rate Advance comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) in the case of any Borrowing denominated in Dollars or any Committed Currency, the rate per annum (rounded upward to the nearest whole multiple of  1/16 of 1% per annum) appearing on Reuters LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in Dollars or the applicable Committed Currency at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period or, if for any reason such rate is not available, the average (rounded upward to the nearest whole multiple of  1/16 of 1% per annum, if such average is not such a multiple) of the respective rates per annum at which deposits in Dollars or the applicable Committed Currency are offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Reference Bank’s Eurocurrency Rate Advance comprising part of such Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period (subject, however, to the provisions of Section 2.08) by (b) a percentage equal to 100% minus the Eurocurrency Rate Reserve Percentage for such Interest Period.

“Eurocurrency Rate Advance” means a Revolving Credit Advance denominated in Dollars or a Committed Currency that bears interest as provided in Section 2.07(a)(ii).

“Eurocurrency Rate Reserve Percentage” for any Interest Period for all Eurocurrency Rate Advances comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurocurrency Rate Advances is determined) having a term equal to such Interest Period.

“Events of Default” has the meaning specified in Section 6.01.

“Excluded Debt” means, as of any date, outstanding Debt of the Company of up to $85,000,000 in aggregate principal amount under any New Senior Notes to the extent the proceeds thereof have been used to purchase, redeem, retire or defease the Company’s senior notes, preferred stock, convertible preferred stock, convertible trust preferred instruments or similar securities (other than any Debt maturing in calendar years 2010 or 2011).

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

“Fitch” means Fitch, Inc. (or any successor).

“GAAP” has the meaning specified in Section 1.03.

“GM Event” means any bankruptcy, liquidation or other event or circumstance of the kind described in Section 6.01(e) hereof (without regard to the proviso thereof or any grace period or notice provided for therein), or any reorganization or restructuring outside of bankruptcy or other similar law, occurring with respect to General Motors Corporation and/or any of its Affiliates, or any other adverse change, event or circumstance with respect to any such Person that results in charges, write-offs or other reductions in operating income (or increases in operating loss) of the Company and/or its Subsidiaries, and includes any of the foregoing events, changes or circumstances with respect to automobile dealerships dealing in General Motors vehicles following any GM Event with respect to General Motors Corporation and/or any of its Affiliates.

“Guaranteed Obligations” has the meaning specified in Section 7.01.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.

“Increase Date” has the meaning specified in Section 2.18(a).

“Increasing Lender” has the meaning specified in Section 2.18(b).

“Ineligible Person” has the meaning specified in Section 9.07(f).

“Information” has the meaning specified in Section 9.08.

“Information Memorandum” means the information memorandum dated April 1, 2010 used by the Agent in connection with the syndication of the Revolving Credit Commitments.

“Interest Expense” means, for any period, without duplication, (i) interest expense (including the interest component on obligations under capitalized leases), whether paid or accrued, on Total Debt of the Company and its Consolidated Subsidiaries net of interest income of the Company and its Consolidated Subsidiaries and (ii) solely for purposes of determining the interest coverage ratio pursuant to Section 5.03(a) hereof, cash dividends, whether paid or accrued, on any preferred stock of the Company that is convertible into common stock of the Company, in each case for such period.

“Interest Period” means, for each Eurocurrency Rate Advance comprising part of the same Revolving Credit Borrowing, the period commencing on the date of such Eurocurrency Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurocurrency Rate Advance and ending on the last day of the period selected by the Borrower requesting such Borrowing pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by such Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months or, subject to clause (iii) of this definition, nine or twelve months, as such Borrower may, upon notice received by the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(i) such Borrower may not select any Interest Period that ends after the Termination Date;

(ii) Interest Periods commencing on the same date for Eurocurrency Rate Advances comprising part of the same Borrowing shall be of the same duration;

(iii) in the case of any such Revolving Credit Borrowing, the Borrowers shall not be entitled to select an Interest Period having duration of nine or twelve months unless, by 2:00 P.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, each Lender notifies the Agent that such Lender will be providing funding for such Revolving Credit Borrowing with such Interest Period (the failure of any Lender to so respond by such time being deemed for all purposes of this Agreement as an objection by such Lender to the requested duration of such Interest Period); provided that, if any or all of the Lenders object to the requested duration of such Interest Period, the duration of the Interest Period for such Revolving Credit Borrowing shall be one, two, three or six months, as specified by the Borrower requesting such Revolving Credit Borrowing in the applicable Notice of Revolving Credit Borrowing as the desired alternative to an Interest Period of nine or twelve months;

(iv) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(v) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Issuing Bank” means JPMorgan, as the initial Issuing Bank, and any Eligible Assignee to which a portion of the Letter of Credit Commitment hereunder has been assigned pursuant to Section 9.07 or any other Lender (so long as such Eligible Assignee or such Lender expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as an Issuing Bank and notifies the Agent of its Applicable Lending Office and its Letter of Credit Commitment (which information shall be recorded by the Agent in the Register)), for so long as the initial Issuing Bank, Eligible Assignee or Lender, as the case may be, shall have a Letter of Credit Commitment.

“L/C Cash Deposit Account” means an interest bearing cash deposit account to be established and maintained by the Agent, over which the Agent shall have sole dominion and control, upon terms as may be satisfactory to the Agent.

“L/C Related Documents” has the meaning specified in Section 2.06(c)(i).

“Lenders” means the Initial Lenders, each Swing Line Bank, each Issuing Bank and each Person that shall become a party hereto pursuant to Section 9.07.

“Letter of Credit” has the meaning specified in Section 2.01(c).

“Letter of Credit Commitment” means, with respect to each Issuing Bank, the obligation of such Issuing Bank to issue Letters of Credit to any Borrower in (a) as of the Restatement Date, the Dollar amount set forth opposite the Issuing Bank’s name on Schedule I hereto under “Letter of Credit Commitment” and (b) thereafter, the Dollar amount set forth for such Issuing Bank in the Register maintained by the Agent pursuant to Section 9.07(d) as such Issuing Bank’s “Letter of Credit Commitment”, in each case as such amount may be increased or reduced from time to time pursuant to the terms of this Agreement.

“Letter of Credit Facility” means, at any time, an amount equal to the least of (a) the aggregate amount of the Issuing Banks’ Letter of Credit Commitments at such time, (b) $200,000,000 and (c) the aggregate amount of the Revolving Credit Commitments, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Leverage Ratio” means, as of the last day of each fiscal quarter of the Company, the ratio of (i) Total Debt of the Company and its Consolidated Subsidiaries as of such date to (ii) Consolidated EBITDA of the Company and its Consolidated Subsidiaries for the period of four fiscal quarters then ended.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor, and any factoring or similar assignment of accounts receivable.

“Loan Document” means this Agreement, the Notes, if any, and the other L/C Related Documents.

“Material Adverse Change” means any material adverse change in the business, financial condition or results of operations of the Company and its Consolidated Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition or results of operations of the Company and its Consolidated Subsidiaries taken as a whole, (b) the rights and remedies of the Agent or any Lender under this Agreement or any other Loan Document or (c) the ability of the Company to perform its obligations under this Agreement or any other Loan Document.

“Moody’s” means Moody’s Investors Service, Inc. (or any successor).

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Company or any ERISA Affiliate and at least one Person other than the Company and the ERISA Affiliates or (b) was so maintained and in respect of which the Company or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“New Senior Notes” means any senior notes of the Company issued during calendar year 2010 with a minimum maturity of five years.

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Note” means a promissory note of any Borrower payable to the order of any Lender, delivered pursuant to a request made under Section 2.16 in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of such Borrower to such Lender resulting from the Advances made by such Lender to such Borrower.

“Notice of Issuance” has the meaning specified in Section 2.03(a).

“Notice of Revolving Credit Borrowing” has the meaning specified in Section 2.02(a).

“Notice of Swing Line Borrowing” has the meaning specified in Section 2.02(b).

“Outstanding Restatement Date Debt” means any or all of the Company’s Floating Rate Senior Unsecured Notes due 2010, 7.25% Senior Unsecured Notes due 2011, 6.25% Senior Unsecured Notes due 2014, 10.00% Senior Unsecured Notes due 2017, 4.75% Convertible Senior Notes due 2023 and 4.25% Convertible Senior Notes due 2023.

“Participation Cut-Off Date” has the meaning specified in Section 2.03(c).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.

“Payment Office” means, for any Committed Currency or Committed L/C Currency, such office of Citibank as shall be from time to time selected by the Agent and notified by the Agent to the Company and the Lenders.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Public Debt Rating” means, as of any date, the rating that has been most recently announced by any of S&P, Moody’s or Fitch, as the case may be, for non-credit enhanced long-term senior unsecured debt issued by the Company. For purposes of the foregoing, (a) if only one of S&P, Moody’s and Fitch shall have in effect a Public Debt Rating, the Applicable Margin and the Applicable Percentage shall be determined by reference to one Rating Level below the available Public Debt Rating announced by such rating agency; (b) if the ratings from S&P, Moody’s and Fitch fall within different Rating Levels, and (i) two of the ratings are at the same Rating Level, the Applicable Margin and the Applicable Percentage shall be determined by reference to the two ratings at the same Rating Level or (ii) each of the three ratings fall within different Rating Levels, then the Applicable Margin and the Applicable Percentage shall be determined by reference to the middle Rating Level, (c) if only two of S&P, Moody’s and Fitch shall have in effect a Public Debt Rating and (i) such ratings are at the same Rating Level, the Applicable Margin and the Applicable Percentage shall be determined by reference to such Rating Level, (ii) such ratings are at different Rating Levels and separated by one Rating Level, the Applicable Margin and the Applicable Percentage shall be determined by reference to the higher of such ratings or (iii) such ratings are at different

Rating Levels and separated by more than one Rating Level, the Applicable Margin and the Applicable Percentage shall be determined by reference to the Rating Level that is one Rating Level higher than the lower of such ratings; (d) if none of S&P, Moody’s or Fitch shall have in effect a Public Debt Rating, the Applicable Margin and the Applicable Percentage will be set in accordance with Level 5 under the definition of “Applicable Margin” or “Applicable Percentage”, as the case may be; (e) if any such rating established by S&P, Moody’s or Fitch shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (f) if S&P, Moody’s or Fitch shall change its system of ratings designations, each reference to the Public Debt Rating announced by S&P, Moody’s or Fitch, as the case may be, shall refer to the then equivalent rating by S&P, Moody’s or Fitch, as the case may be, that corresponds to the prior ratings designation.

“Ratable Share” of any amount means, with respect to any Lender at any time, the product of (a) a fraction the numerator of which is the amount of such Lender’s Revolving Credit Commitment at such time and the denominator of which is the aggregate Revolving Credit Commitments at such time and (b) such amount.

“Rating Level” means, with respect to any rating agency, each rating subcategory or “notch” of such rating agency , giving effect to pluses and minuses (or similar designations). By way of illustration, BBB+, BBB and BBB- are each separate Rating Levels of S&P.

“Reference Banks” means Citibank, JPMorgan and HSBC Bank USA, National Association.

“Register” has the meaning specified in Section 9.07(d).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Required Lenders” means at any time Lenders owed at least a majority in interest of the then aggregate outstanding principal amount (based on the Equivalent in Dollars at such time) of the Revolving Credit Advances, or, if no such principal amount is then outstanding, Lenders having at least a majority in amount of the Revolving Credit Commitments; provided, however, that if any Lender shall be a Defaulting Lender at such time then there shall be excluded from the determination of Required Lenders the aggregate principal amount of Revolving Credit Advances and Revolving Credit Commitments of such Lender at such time.

“Restatement Date” has the meaning specified in Section 3.01.

“Revolving Credit Advance” means an Advance by a Lender to any Borrower as part of a Revolving Credit Borrowing and refers to a Base Rate Advance or a Eurocurrency Rate Advance (each of which shall be a “Type” of Revolving Credit Advance).

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Advances of the same Type made by each of the Lenders pursuant to Sections 2.01(a) or 2.03(c).

“Revolving Credit Commitment” means as to any Lender, the obligation of such Lender to make Revolving Credit Advances to any Borrower in (a) as of the Restatement Date, the Dollar amount set forth opposite such Lender’s name on Schedule I hereto as such Lender’s “Revolving Credit Commitment” and (b) thereafter, the Dollar amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 9.07(d), as such amount may be increased or reduced from time to time pursuant to the terms of this Agreement.

“S&P” means Standard & Poor’s Ratings Services (or any successor).

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Company or any ERISA Affiliate and no Person other than the Company and the ERISA Affiliates or (b) was so maintained and in respect of which the Company or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Letter of Credit” has the meaning specified in Section 2.01(c).

“Sub-Agent” means Citibank International plc.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Swing Line Advance” means an Advance in Dollars made by any Swing Line Bank to any Borrower as part of a Swing Line Borrowing pursuant to Section 2.01(b) or by any Lender pursuant to Section 2.02(b).

“Swing Line Bank” means Citibank and any other Lender that expressly agrees in a writing delivered to the Company and the Agent to perform in accordance with all of the obligations that, by the terms of this Agreement, are required to be performed by such Lender as a Swing Line Bank.

“Swing Line Borrowing” means a borrowing consisting of a Swing Line Advance made by any Swing Line Bank.

“Swing Line Commitment” means with respect to any Swing Line Bank (a) initially, the Dollar amount set forth opposite such Swing Line Bank’s name on Schedule I hereto as such Swing Line Bank’s “Swing Line Commitment” and (b) thereafter, the Dollar amount set forth for such Swing Line Bank in the Register maintained by the Agent pursuant to Section 9.07(d), as such amount may be increased or reduced from time to time pursuant to the terms of this Agreement.

“Swing Line Facility” has the meaning specified in Section 2.01(b).

“Termination Date” means the earlier of (a) July 18, 2013 and (b) the date of termination in whole of the Revolving Credit Commitments pursuant to Section 2.05 or 6.01.

“Total Debt” means, without duplication, the aggregate principal amount of Debt for money borrowed (including unreimbursed drawings under letters of credit) or any capitalized lease obligation, any obligation under a purchase money mortgage, conditional sale or other title retention agreement or any obligation under notes payable or drafts accepted representing extensions of credit, but shall not include Excluded Debt, any Debt in respect of Hedge Agreements or, for any calculation with respect to Total Debt as of any date in fiscal year 2010, Disregarded Debt.

“Unissued Letter of Credit Commitment” means, with respect to any Issuing Bank, the obligation of such Issuing Bank to issue Letters of Credit to any Borrower in an amount (converting all non-Dollar amounts into the then Dollar Equivalent thereof) equal to the excess of (a) the amount of its Letter of Credit Commitment over (b) the aggregate Available Amount of all Letters of Credit issued by such Issuing Bank.

“Unused Commitment” means, with respect to each Lender at any time, (a) the amount of such Lender’s Revolving Credit Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Revolving Credit Advances (based in respect of any Revolving Credit Advances denominated in a Committed Currency or the Equivalent in Dollars at such time) made by such Lender (in its capacity as a Lender) and outstanding at such time, plus (ii) such Lender’s Ratable Share of (A) the aggregate principal amount of all Swing Line Advances then outstanding and (B) the aggregate Available Amount of all the Letters of Credit outstanding at such time.

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements of the Company and its Consolidated Subsidiaries for the fiscal year ended December 31, 2007 (“GAAP”).

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES AND LETTERS OF CREDIT

SECTION 2.01. The Advances and Letters of Credit. (a) Revolving Credit Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Revolving Credit Advances to any Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date in an aggregate amount (based in respect of any Revolving Credit Advances to be denominated in a Committed Currency on the Equivalent in Dollars determined on the date of delivery of the applicable Notice of Revolving Credit Borrowing) for all Borrowers not to exceed such Lender’s Unused Commitment. Each Revolving Credit Borrowing shall be in an aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof in the case of Revolving Credit Advances denominated in Dollars and the Equivalent of $10,000,000 or an integral multiple of $1,000,000 in excess thereof in the case of Revolving Credit Advances denominated in any Committed Currency (determined on the date of the applicable Notice of Revolving Credit Borrowing) and shall consist of Revolving Credit Advances of the same Type and in the same currency made on the same day by the Lenders ratably according to their respective Revolving Credit Commitments. Within the limits of each Lender’s Revolving Credit Commitment, any Borrower may borrow under this Section 2.01(a), prepay pursuant to Section 2.10 and reborrow under this Section 2.01(a).

(b) Swing Line Advances. Each Swing Line Bank severally agrees, on the terms and conditions hereinafter set forth, to make Swing Line Advances to any Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date (i) in an aggregate amount of Swing Line Advances made by all Swing Line Banks to all Borrowers not to exceed at any time outstanding $25,000,000 (the “Swing Line Facility”) and (ii) in an amount not to exceed the Unused Commitments of the Lenders on such Business Day. No Swing Line Advance shall be used for the purpose of funding the payment of principal of any other Swing Line Advance. Each Swing Line Borrowing shall be in an amount of $500,000 or an integral multiple of $10,000 in excess thereof and shall consist of a Base Rate Advance. Within the limits of the Swing Line Facility and within the limits referred to in clause (ii) above, any Borrower may borrow under this Section 2.01(b), prepay pursuant to Section 2.10 and reborrow under this Section 2.01(b).

(c) Letters of Credit. Each Issuing Bank agrees, on the terms and conditions hereinafter set forth, to issue letters of credit (each, a “Letter of Credit”) for the account of any Borrower from time to time on any Business Day during the period from the Effective Date until 30 days before the Termination Date (i) in an aggregate Available Amount for all Letters of Credit issued by all Issuing Banks not to exceed at any time the Letter of Credit Facility at such time, (ii) in an amount for each Issuing Bank (converting all non-Dollar amounts into the then Dollar Equivalent thereof) not to exceed the amount of such Issuing Banks’ Letter of Credit Commitment at such time and (iii) in an amount for each such Letter of Credit (converting all non-Dollar amounts into the then Dollar Equivalent thereof) not to exceed an amount equal to the Unused Commitments of the Lenders at such time. Each Letter of Credit shall be in an amount of $10,000 (or the Equivalent thereof in any Committed L/C Currency) or any integral multiple of $1,000 in excess thereof. No Letter of Credit shall have an expiration date (including all rights of any Borrower or the beneficiary to require renewal) later than the earlier of (x) 15 days prior to the Termination Date or (y) the date that is one year after the issuance thereof; provided that any Letter of Credit which provides for automatic one-year extension(s) of such expiration date shall be deemed to comply with the foregoing requirement if the applicable Issuing Bank has the unconditional right to prevent any such automatic extension from taking place. Notwithstanding anything to the contrary in the preceding sentence, Letters of Credit issued by any Issuing Bank may have expiration dates as mutually agreed upon by the Company and such Issuing Bank (any such Letters of Credit with expiration dates after 15 days prior to the Termination Date, “Special Letters of Credit”). Within the limits referred to above, any Borrower may request the issuance of Letters of Credit under this Section 2.01(c), repay any Advances resulting from drawings thereunder pursuant to Section 2.03(c) and request the issuance of additional Letters of Credit under this Section 2.01(c). Each letter of credit listed on Schedule 2.01(c) shall be deemed to constitute a Letter of Credit issued hereunder, and each Lender that is an issuer of such a Letter of Credit shall, for purposes of Section 2.03, be deemed to be an Issuing Bank for each such letter of credit, provided that all such letters of credit shall be permitted to expire on their respective expiration dates as in effect on the date of this Agreement (and the respective Issuing Banks are permitted to take such steps under such letters of credit which have automatic renewal or extension provisions to prevent such automatic renewals or extensions from occurring) and any replacement of any such letter of credit shall be issued by an Issuing Bank pursuant to the terms of this Agreement. The terms “issue”, “issued”, “issuance” and all similar terms, when applied to a Letter of Credit, shall include any renewal, extension or amendment thereof.

SECTION 2.02. Making the Advances. (a) Except as otherwise provided in Section 2.02(b) or Section 2.03(a) and except with respect to Advances made pursuant to Section 2.03(c), each Revolving Credit Borrowing shall be made on notice, given not later than (x) 10:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Revolving Credit Borrowing in the case of a Revolving Credit Borrowing consisting of Eurocurrency Rate Advances or (y) 12:00 noon (New York City time) on the date of the proposed Revolving Credit Borrowing in the case of a Revolving Credit Borrowing consisting of Base Rate Advances, by any Borrower to the Agent (and, in the case of a Revolving Credit Borrowing consisting of Eurocurrency Rate Advances denominated in Swiss Francs, simultaneously to the Sub-Agent), which shall give to each Lender prompt notice thereof by facsimile. Each such notice of a Revolving Credit Borrowing (a “Notice of Revolving Credit Borrowing”) shall be by telephone, confirmed immediately in writing, or facsimile in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Revolving Credit Borrowing, (ii) Type of Advances comprising such Revolving Credit Borrowing, (iii) aggregate amount of such Revolving Credit Borrowing, and (iv) in the case of a Revolving Credit Borrowing consisting of Eurocurrency Rate Advances, initial Interest Period and currency for each such Advance; provided, however, that if any such notice shall fail to specify a currency, Dollars shall be deemed to have been specified. Each Lender shall, before 2:00 P.M. (New York City time) on the date of such Revolving Credit Borrowing, make available for the account of its Applicable Lending Office to the Agent at the applicable Agent’s Account, in same day funds, such Lender’s ratable portion of such Revolving Credit Borrowing. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the applicable Borrower requesting the Revolving Credit Borrowing at the Agent’s address referred to in Section 9.02 or, in the case of a Revolving Credit Borrowing in a Committed Currency, at the applicable Payment Office, as the case may be; provided, however, that the Agent shall first make a portion of such funds equal to the aggregate principal amount of any Swing Line Advances made by the Swing Line Banks and outstanding on the date of such Revolving Credit Borrowing, plus interest accrued and unpaid thereon to and as of such date, available to the Swing Line Banks for repayment of such Swing Line Advances.

(b) Each Swing Line Borrowing shall be made on notice, given not later than 3:00 P.M. (New York City time) on the date of the proposed Swing Line Borrowing by the applicable Borrower to each Swing Line Bank and the Agent, of which the Agent shall give prompt notice to the Lenders. Each such notice of a Swing Line Borrowing (a “Notice of Swing Line Borrowing”) shall be by telephone, confirmed at once in writing, or facsimile, specifying therein the requested (i) date of such Borrowing, (ii) amount of such Borrowing and (iii) maturity of such Borrowing (which maturity shall be no later than the tenth Business Day after the requested date of such Borrowing. Each Swing Line Bank shall, before 5:00 P.M. (New York City time) on the date of such Swing Line Borrowing, make such Swing Line Bank’s ratable portion of such Swing Line Borrowing available (based on the respective Swing Line Commitments of the Swing Line Banks) to the Agent at the Agent’s Account, in same day funds in Dollars. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the applicable Borrower at the Agent’s address referred to in Section 9.02. The principal amount of any Swing Line Borrowing made pursuant to this Section 2.02(b) shall accrue interest at the Base Rate and shall be for the account of the Swing Line Bank from the date such funds are made available to such Borrower to the date on which each other Lender purchases from such Swing Line Bank and such Swing Line Bank sells and assigns to each such other Lender such other Lender’s Ratable Share of such outstanding Swing Line Advance pursuant to the immediately following sentence of this Section 2.02(b). Upon written demand by any Swing Line Bank with a Swing Line Advance, with a copy of such demand to the Agent, each other Lender will purchase from such Swing Line Bank, and such Swing Line Bank shall sell and assign to each such other Lender, such other Lender’s Ratable Share of such outstanding Swing Line Advance, by making available for the account of its Applicable Lending Office to the Agent for the account of such Swing Line Bank, by deposit or transfer to the Agent’s Account, in same day funds, an amount equal to the portion of the outstanding principal amount of such Swing Line Advance to be purchased by such Lender. Each Borrower hereby agrees to each such sale and assignment. Each Lender agrees to purchase its Ratable Share of an outstanding Swing Line Advance on (i) the Business Day on which demand therefor is made by the Swing Line Bank which made such Advance, provided that notice of such demand is given not later than 11:00 A.M. (New York City time) on such Business Day or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. Upon any such assignment by a Swing Line Bank to any other Lender of a portion of a Swing Line Advance, such Swing Line Bank represents and warrants to such other Lender that such Swing Line Bank is the legal and beneficial owner of such interest being assigned by it, but makes no other representation or warranty and assumes no responsibility with respect to such Swing Line Advance, this Agreement, any Notes or any Borrower. If and to the extent that any Lender shall not have so made the amount of such Swing Line Advance available to the Agent, such Lender agrees to pay to the Agent forthwith on demand such amount together with interest thereon, for each day from the date such Lender is required to have made such amount available to the Agent until the date such amount is paid to the Agent, at the Federal Funds Rate. If such Lender shall pay to the Agent such amount for the account of such Swing Line Bank on any Business Day, such amount so paid in respect of principal shall constitute a Swing Line Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Swing Line Advance made by such Swing Line Bank shall be reduced by such amount on such Business Day.

(c) Anything in subsection (a) above to the contrary notwithstanding, (i) no Borrower may select Eurocurrency Rate Advances for any Revolving Credit Borrowing if the aggregate amount of such Borrowing is less than $10,000,000 (or the Equivalent thereof in a Committed Currency) or if the obligation of the applicable Lenders to make Eurocurrency Rate Advances shall then be suspended pursuant to Section 2.08 or 2.12 and (ii) the Eurocurrency Rate Advances may not be outstanding as part of more than twenty separate Borrowings.

(d) Each Notice of Revolving Credit Borrowing and each Notice of Swing Line Borrowing of any Borrower shall be irrevocable and binding on such Borrower. In the case of any Revolving Credit Borrowing that the related Notice of Revolving Credit Borrowing specifies is to be comprised of Eurocurrency Rate Advances, the applicable Borrower requesting such Revolving Credit Borrowing shall indemnify each applicable Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Revolving Credit Borrowing for such Revolving Credit Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Revolving Credit Borrowing when such Advance, as a result of such failure, is not made on such date.

(e) Unless the Agent shall have received notice from an applicable Lender prior to the time of any Revolving Credit Borrowing, except with respect to Borrowings pursuant to Section 2.03(c), or any Swing Line Borrowing, as the case may be, that such Lender will not make available to the Agent such Lender’s ratable portion of such Revolving Credit Borrowing or Swing Line Borrowing, as the case may be, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Revolving Credit Borrowing or Swing Line Borrowing, as the case may be, in accordance with subsection (a) or (b) of this Section 2.02 and the Agent may, in reliance upon such assumption, make available to the applicable Borrower proposing the Borrowing on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender agrees to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Agent provided, however, that if such Lender does not repay the Agent such Borrower agrees to repay the Agent forthwith on demand such corresponding amount with interest thereon, at (i) in the case of such Borrower, the higher of (A) the interest rate applicable at the time to the Advances comprising such Borrowing and (B) the cost of funds incurred by the Agent in respect of such amount and (ii) in the case of such Lender, (A) the Federal Funds Rate in the case of Advances denominated in Dollars or (B) the cost of funds incurred by the Agent in respect of such amount in the case of Advances denominated in Committed Currencies. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Revolving Credit Advance as part of such Revolving Credit Borrowing or the Swing Line Bank’s Swing Line Advance as part of such Swing Line Borrowing for purposes of this Agreement.

(f) The failure of any applicable Lender or Swing Line Bank to make the Revolving Credit Advance, except Advances made pursuant to Section 2.03(c), or Swing Line Advance, as the case may be, to be made by it as part of any Borrowing shall not relieve any other Lender or Swing Line Bank of its obligation, if any, hereunder to make its Revolving Credit Advance or Swing Line Advance on the date of such Revolving Credit Borrowing or Swing Line Borrowing, as the case may be, but no Lender or Swing Line Bank shall be responsible for the failure of any other Lender or Swing Line Bank to make the Revolving Credit Advance or Swing Line Advance to be made by such other Lender or Swing Line Bank on the date of any Revolving Credit Borrowing or Swing Line Borrowing, as the case may be.

SECTION 2.03. Issuance of and Drawings and Reimbursement Under Letters of Credit. (a) Request for Issuance. Each Letter of Credit shall be issued upon notice, given not later than 11:00 A.M. (New York City time) on the fifth Business Day prior to the date of the proposed issuance of such Letter of Credit (or on such shorter notice as the applicable Issuing Bank may agree), by any Borrower to any Issuing Bank, and such Issuing Bank shall give the Agent, prompt notice thereof by facsimile. Each such notice of issuance of a Letter of Credit (a “Notice of Issuance”) shall be by telephone, confirmed immediately in writing, or facsimile, specifying therein the requested (i) date of such issuance (which shall be a Business Day), (ii) Available Amount and currency of such Letter of Credit, (iii) expiration date of such Letter of Credit (which expiration date shall not be later than the earlier of (x) 15 days prior to the Termination Date or (y) the date that is one year after the issuance thereof; provided that any such Letter of Credit which provides for automatic one-year extension(s) of such expiration date shall be deemed to comply with the foregoing requirement if the applicable Issuing Bank has the unconditional right to prevent any such automatic extension from taking place and each Issuing Bank hereby agrees to exercise such right to prevent any such automatic extension for each such Letter of Credit outstanding after the Termination Date; and provided, further, that the expiration date of a Special Letter of Credit shall be determined as set forth in Section 2.01(c)), (iv) name and address of the beneficiary of such Letter of Credit and (v) form of such Letter of Credit, and shall be accompanied by such customary application as such Issuing Bank may specify to the Borrower requesting such issuance for use in connection with such requested Letter of Credit. If the requested form of such Letter of Credit is acceptable to such Issuing Bank in its sole discretion, such Issuing Bank will, upon fulfillment of the applicable conditions set forth in Article III, make such Letter of Credit available to the Borrower requesting such issuance at its office referred to in Section 9.02 or as otherwise agreed with such Borrower in connection with such issuance. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by a Borrower to, or entered into by a Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Ratable Share of the Available Amount of such Letter of Credit. Each Borrower hereby agrees to each such participation. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Agent, for the account of such Issuing Bank, such Lender’s Ratable Share of each drawing made under a Letter of Credit funded by such Issuing Bank and not reimbursed by the applicable Borrower on the date made, or of any reimbursement payment required to be refunded to any Borrower for any reason, which amount will be advanced, and deemed to be an Advance to such Borrower hereunder, regardless of the satisfaction of the conditions set forth in Section 3.03. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender further acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Lender’s Ratable Share of the Available Amount of such Letter of Credit at each time such Lender’s Revolving Credit Commitment is amended pursuant to an assignment in accordance with Section 9.07 or otherwise pursuant to this Agreement. Notwithstanding anything to the contrary in the preceding sentences of this Section 2.03(b), (i) each Lender’s obligation to acquire participations pursuant thereto with respect to any Special Letter of Credit shall expire on the day that is 15 days prior to the Termination Date and (ii) each Lender’s existing participation, if any, pursuant thereto with respect to any Special Letter of Credit shall terminate on the day that is 15 days prior to the Termination Date.

(c) Drawing and Reimbursement. The payment by an Issuing Bank of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement the making by any such Issuing Bank of a Revolving Credit Advance (and shall be made whether or not the conditions set forth in Section 3.03 have been satisfied; it being understood that no representations or warranties shall be made or deemed made by any Borrower in connection with such drawing), which, in the case of a Letter of Credit denominated in Dollars, shall be a Base Rate Advance, in the amount of such draft or, in the case of a Letter of Credit denominated in any currency other than Dollars, shall be a Base Rate Advance in the Equivalent in Dollars on the date such draft is paid. Each Issuing Bank shall give prompt notice (and such Issuing Bank will use its commercially reasonable efforts to deliver such notice within one Business Day) of each drawing under any Letter of Credit issued by it to the Company, the applicable Borrower (if not the Company) and the Agent. Upon written demand by such Issuing Bank, with a copy of such demand to the Agent and the Company, each Lender shall pay to the Agent such Lender’s Ratable Share of such outstanding Advance, by making available for the account of its Applicable Lending Office to the Agent for the account of such Issuing Bank, by deposit to the Agent’s Account, in same day funds, an amount equal to the portion of the outstanding principal amount of such Advance to be funded by such Lender. Each Lender acknowledges and agrees that its obligation to make Advances pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Promptly after receipt thereof, the Agent shall transfer such funds to such Issuing Bank. Each Lender agrees to fund its Ratable Share of any such outstanding Advance on (i) the Business Day on which demand therefor is made by such Issuing Bank, provided that notice of such demand is given not later than 11:00 A.M. (New York City time) on such Business Day, or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. If and to the extent that any Lender shall not have so made the amount of such Advance available to the Agent, such Lender agrees to pay to the Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by any such Issuing Bank until the date such amount is paid to the Agent, at the Federal Funds Rate for its account or the account of such Issuing Bank, as applicable. If such Lender shall pay to the Agent such amount for the account of any such Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute a Revolving Credit Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of such Advance made by such Issuing Bank shall be reduced by such amount on such Business Day. Notwithstanding anything to the contrary in the preceding sentences of this Section 2.03(c): (x) each Lender’s obligation to pay its Ratable Share of any Advances pursuant thereto in respect of any Special Letters of Credit shall expire on the day that is 15 days prior to the Termination Date (the “Participation Cut-Off Date”); and (y) on and after the Participation Cut-Off Date, each drawing under a Special Letter of Credit shall be deemed not to constitute an Advance, but shall instead constitute an immediate obligation of the applicable Borrower to reimburse the full amount of such drawing, which obligation shall be satisfied to the extent that funds are on deposit in the special sub-account of the L/C Cash Deposit Account (as described in Section 2.10(c)) by application of such funds in accordance with Section 2.10(c).

(d) Letter of Credit Reports. Each Issuing Bank shall furnish (A) to the Agent and each Lender on the first Business Day of each month a written report summarizing issuance and expiration dates of Letters of Credit issued by such Issuing Bank during the preceding month and drawings during such month under all Letters of Credit and (B) to the Agent and each Lender (with a copy to the Company) on the first Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during the preceding calendar quarter of all Letters of Credit issued by such Issuing Bank (including, in each case, the Dollar Equivalent of any Letter of Credit denominated in a Committed L/C Currency).

(e) Failure to Make Advances. The failure of any Lender to make the Advance to be made by it on the date specified in Section 2.03(c) shall not relieve any other Lender of its obligation hereunder to make its Advance on such date, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on such date.

SECTION 2.04. Fees. (a) Facility Fee. The Company agrees to pay to the Agent for the account of each Lender a facility fee on the aggregate amount of such Lender’s Revolving Credit Commitment from the Restatement Date in the case of each Initial Lender and from the effective date specified in the Assumption Agreement or in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender until the Termination Date at a rate per annum equal to the Applicable Percentage in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December, commencing June 30, 2010, and on the Termination Date; provided that no Defaulting Lender shall be entitled to receive any facility fee in respect of its Revolving Credit Commitment for any period during which that Lender is a Defaulting Lender (and the Company shall not be required to pay such fee that otherwise would have been required to have been paid to that Defaulting Lender), other than a facility fee, as described above, on the aggregate principal amount of Advances funded by such Defaulting Lender outstanding from time to time.

(b) Letter of Credit Fees. (i) Each Borrower shall pay to the Agent for the account of each Lender a commission on such Lender’s Ratable Share of the average daily aggregate Available Amount of all Letters of Credit issued at the request of such Borrower and outstanding from time to time on or after the Reinstatement Date at a rate per annum equal to the Applicable Margin for Eurocurrency Rate Advances in effect from time to time during such calendar quarter, payable in arrears quarterly on the third Business Day after the later of (a) receipt of an invoice for the letter of credit fees or (b) the last day of each March, June, September and December, commencing with the quarter ended June 30, 2010, and on the Termination Date payable upon demand; provided, that no Defaulting Lender shall be entitled to receive any commission in respect of Letters of Credit for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay such commission to that Defaulting Lender but shall pay such commission as set forth in Section 2.19); provided, further, that such commission shall be increased by 2% per annum upon the occurrence and during the continuation of an Event of Default if the Borrowers are required to pay Default Interest pursuant to Section 2.07(b).

(ii) Each Borrower shall pay to each Issuing Bank for its own account a fronting fee on the aggregate Available Amount of all Letters of Credit issued by such Issuing Bank at the request of such Borrower and outstanding from time to time during each calendar quarter at a rate per annum equal to 0.25% payable in arrears quarterly on the third Business Day after the later of (a) receipt of an invoice for the fronting fee or (b) the last day of each March, June, September and December, commencing with the quarter ended June 30, 2010, and on the Termination Date payable upon demand.

(c) Agent’s Fees. The Company shall pay to the Agent for its own account such fees as may from time to time be agreed between the Company and the Agent.

SECTION 2.05. Optional Termination or Reduction of the Revolving Credit Commitments. (a) Ratable Reduction. The Company shall have the right, upon at least three Business Days’ notice to the Agent, permanently to terminate in whole or to reduce ratably in part the unused portions of the respective Revolving Credit Commitments of the Lenders, provided that each partial reduction shall be in the aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof.

(b) Non-Ratable Reduction. The Company shall have the right, at any time, upon at least three Business Days’ notice to a Defaulting Lender (with a copy to the Agent), to terminate in whole such Defaulting Lender’s Revolving Credit Commitment. Such termination shall be effective with respect to such Defaulting Lender’s Revolving Credit Commitment on the date set forth in such notice, provided, however, that such date shall be no earlier than three Business Days after receipt of such notice. Upon termination of a Lender’s Revolving Credit Commitment under this Section 2.05(b), the Borrowers will pay all principal of, and interest accrued to the date of such payment on, Advances owing to such Defaulting Lender and pay any accrued facility fee payable to such Defaulting Lender pursuant to the provisions of Section 2.04(a), and all other amounts then payable to such Defaulting Lender hereunder (including, but not limited to, any increased costs, additional interest or other amounts owing under Section 2.11, any indemnification for taxes under Section 2.14, and any compensation payments due as provided in Section 9.04(c)); and upon such payments, the obligations of such Defaulting Lender hereunder shall, by the provisions hereof, be released and discharged; provided, however, that (i) such Defaulting Lender’s rights under Sections 2.11, 2.14 and 9.04, and its obligations under Section 9.04(e) shall survive such release and discharge as to matters occurring prior to such date; and (ii) no claim that the Borrowers may have against such Defaulting Lender arising out of such Defaulting Lender’s default hereunder shall be released or impaired in any way. Any reduction in the aggregate amount of the Commitments of the Lenders pursuant to this Section 2.05(b) may not be reinstated except as otherwise provided in Section 2.18; provided further, however, that if pursuant to this Section 2.05(b), the Borrowers shall pay to a Defaulting Lender any principal of, or interest accrued on, the Advances owing to such Defaulting Lender, then the Borrowers shall either (x) confirm to the Agent that no Default under Section 6.01(a) or (e) or Event of Default has occurred and is continuing or (y) pay or cause to be paid a ratable payment of principal and interest on Advances owing to all Non-Defaulting Lenders.

SECTION 2.06. Repayment. (a) Revolving Credit Advances. Each Borrower shall repay to the Agent for the ratable account of the Lenders on the Termination Date the aggregate principal amount of the Revolving Credit Advances then outstanding to such Borrower.

(b) Swing Line Advances. Each Borrower shall repay to the Agent for the account of the Swing Line Banks and each other Lender which has made a Swing Line Advance the outstanding principal amount of each Swing Line Advance made by each of them by no later than the earlier of (i) the tenth Business Day after the requested date of such Borrowing and (ii) the Termination Date.

(c) Letter of Credit Reimbursements. The obligation of any Borrower under this Agreement to repay any Advance that results from payment of a drawing under a Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following circumstances (it being understood that any such payment by a Borrower is without prejudice to, and does not constitute a waiver of, any rights such Borrower might have or might acquire as a result of the payment by any Lender of any draft or the reimbursement by such Borrower thereof):

(i) any lack of validity or enforceability of this Agreement, any Note, any Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the “L/C Related Documents”);

(ii) any change in the time, manner or place of payment of any Letter of Credit;

(iii) the existence of any claim, set-off, defense or other right that any Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), any Issuing Bank, the Agent, any Lender or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

(iv) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;

(v) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not substantially comply with the terms of such Letter of Credit;

(vi) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the obligations of any Borrower in respect of the L/C Related Documents; or

(vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing that might, but for the provisions of this Section, constitute a legal or equitable discharge of any Borrower’s obligations hereunder.

SECTION 2.07. Interest on Advances. (a) Scheduled Interest. Each Borrower shall pay interest on the unpaid principal amount of each Revolving Credit Advance and Swing Line Advance made to it and owing to each Lender from the date of such Revolving Credit Advance or Swing Line Advance, as the case may be, until such principal amount shall be paid in full, at the following rates per annum:

(i) Base Rate Advances. During such periods as such Revolving Credit Advance is a Base Rate Advance and for each Swing Line Advance, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full or Swing Line Advance is paid in full.

(ii) Eurocurrency Rate Advances. During such periods as such Advance is a Eurocurrency Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) the Eurocurrency Rate for such Interest Period for such Advance plus (y) the Applicable Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurocurrency Rate Advance shall be Converted or paid in full.

(b) Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a), the Agent may, and upon the request of the Required Lenders shall, require the Borrowers to pay interest (“Default Interest”) on (i) the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above, at a rate per annum equal at all times to 2% per annum (in addition to the interest required to be paid on such Advance pursuant to clause (a)(i) or (a)(ii) above) and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (a)(i) above; provided, however, that following acceleration of the Advances pursuant to Section 6.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Agent.

SECTION 2.08. Interest Rate Determination. (a) Each Reference Bank agrees, if requested by the Agent, to furnish to the Agent timely information for the purpose of determining each Eurocurrency Rate. If any one or more of the Reference Banks shall not furnish such timely information to the Agent for the purpose of determining any such interest rate, the Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks. The Agent shall give prompt notice to the Company and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.07(a)(i) or (ii), and the rate, if any, furnished by each Reference Bank for the purpose of determining the interest rate under Section 2.07(a)(ii).

(b) If, with respect to any Eurocurrency Rate Advances, the Required Lenders notify the Agent that (i) they are unable to obtain matching deposits in the London inter-bank market at or about 11:00 A.M. (London time) on the second Business Day before the making of a Revolving Credit Borrowing in sufficient amounts to fund their respective Advances as a part of such Borrowing during its Interest Period or (ii) the Eurocurrency Rate for any Interest Period for such Advances will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Eurocurrency Rate Advances for such Interest Period, the Agent shall forthwith so notify the Company and the Lenders, whereupon (A) the Borrower of such Eurocurrency Advances will, on the last day of the then existing Interest Period therefor, (1) if such Eurocurrency Rate Advances are denominated in Dollars, either (x) prepay such Advances or (y) Convert such Advances into Base Rate Advances and (2) if such Eurocurrency Rate Advances are denominated in any Committed Currency, either (x) prepay such Advances or (y) Convert such Advances into Base Rate Advances in the Equivalent amount of Dollars and (B) the obligation of the Lenders to make, or to Convert Advances into, Eurocurrency Rate Advances shall be suspended until the Agent shall notify the Company and the Lenders that the circumstances causing such suspension no longer exist.

(c) If any Borrower shall fail to select the duration of any Interest Period for any Eurocurrency Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Agent will forthwith so notify such Borrower and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, (i) if such Eurocurrency Rate Advances are denominated in Dollars, Convert into Base Rate Advances and (ii) if such Eurocurrency Rate Advances are denominated in a Committed Currency, Converted into Base Rate Advances in the Equivalent amount of Dollars.

(d) On the date on which the aggregate unpaid principal amount of Eurocurrency Rate Advances comprising any Revolving Credit Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $10,000,000 (or the Equivalent thereof in any Committed Currency), such Advances shall automatically (i) if such Eurocurrency Rate Advances are denominated in Dollars, Convert into Base Rate Advances and (ii) if such Eurocurrency Rate Advances are denominated in a Committed Currency, Convert into Base Rate Advances in the Equivalent amount of Dollars.

(e) Upon the occurrence and during the continuance of any Event of Default under Section 6.01(a), (i) each Eurocurrency Rate Advance will automatically, on the last day of the then existing Interest Period therefor, (A) if such Eurocurrency Rate Advance is denominated in Dollars, be Converted into a Base Rate Advance and (B) if such Eurocurrency Rate Advance is denominated in any Committed Currency, be Converted into a Base Rate Advance in the Equivalent amount of Dollars and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurocurrency Rate Advances shall be suspended.

(f) If Reuters LIBOR01 Page is unavailable and fewer than two Reference Banks furnish timely information to the Agent for determining the Eurocurrency Rate for any Eurocurrency Rate Advances after the Agent has requested such information,

(i) the Agent shall forthwith notify the Company and the Lenders that the interest rate cannot be determined for such Eurocurrency Rate Advances,

(ii) with respect to Eurocurrency Rate Advances, each such Advance will automatically, on the last day of the then existing Interest Period therefor, (A) if such Eurocurrency Rate Advance is denominated in Dollars, be prepaid by the applicable Borrower or be automatically Converted into a Base Rate Advance and (B) if such Eurocurrency Rate Advance is denominated in any Committed Currency, be prepaid by the applicable Borrower or be automatically Converted into a Base Rate Advance in the Equivalent amount of Dollars, and

(iii) the obligation of the Lenders to make Eurocurrency Rate Advances or to Convert Base Rate Advances into Eurocurrency Rate Advances shall be suspended until the Agent shall notify the Company and the Lenders that the circumstances causing such suspension no longer exist.

SECTION 2.09. Optional Conversion of Revolving Credit Advances. The Borrower of any Revolving Credit Advance may on any Business Day, upon notice given to the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.08 and 2.12, Convert all or any part of such Advances denominated in Dollars of one Type comprising the same Borrowing into Advances denominated in Dollars of the other Type; provided, however, that any Conversion of Eurocurrency Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurocurrency Rate Advances, any Conversion of Base Rate Advances into Eurocurrency Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(c) and no Conversion of any such Advances shall result in more separate Borrowings than permitted under Section 2.02(c). Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Dollar denominated Revolving Credit Advances to be Converted, and (iii) if such Conversion is into Eurocurrency Rate Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the Borrower giving such notice.

SECTION 2.10. Prepayments of Advances. (a) Optional. Each Borrower may, upon notice at least two Business Days prior to the date of such prepayment, in the case of Eurocurrency Rate Advances, and not later than 11:00 A.M. (New York City time) on the date of such prepayment, in the case of Base Rate Advances, to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given such Borrower shall, prepay the outstanding principal amount of the Revolving Credit Advances comprising part of the same Revolving Credit Borrowing or Swing Line Advances comprising part of the same Swing Line Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof in the case of Revolving Credit Advances denominated in Dollars (or in an aggregate principal amount of $500,000 or an integral multiple of $10,000 in excess thereof in the case of Swing Line Advances) and the Equivalent of $10,000,000 or an integral multiple of $1,000,000 in excess thereof in the case of Revolving Credit Advances denominated in any Committed Currencies (determined on the date notice of prepayment is given) and (y) in the event of any such prepayment of a Eurocurrency Rate Advance, such Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 9.04(c).

(b) Mandatory Prepayments. (i) If the Agent notifies the Company on the second Business Day prior to any interest payment date that the sum of (A) the aggregate principal amount of all Advances denominated in Dollars then outstanding plus (B) the Equivalent in Dollars (both (A) and (B) determined on the third Business Day prior to such interest payment date) of the aggregate principal amount of all Advances denominated in Committed Currencies and Committed L/C Currencies then outstanding exceeds 103% of the aggregate Revolving Credit Commitments of the Lenders on such date, the Borrowers shall, within two Business Days after receipt of such notice, prepay the outstanding principal amount of any Advances owing by the Borrowers in an aggregate amount sufficient to reduce such sum after such payment to an amount not to exceed 100% of the aggregate Revolving Credit Commitments of the Lenders. The Agent shall provide such notice to the Company at the request of any Lender.

(ii) Each prepayment made pursuant to this Section 2.10(b) shall be made together with any interest accrued to the date of such prepayment on the principal amounts prepaid and, in the case of any prepayment of a Eurocurrency Rate Advance on a date other than the last day of an Interest Period or at its maturity, any additional amounts which the Borrowers shall be obligated to reimburse to the Lenders in respect thereof pursuant to Section 9.04(c). The Agent shall give prompt notice of any prepayment required under this Section 2.10(b) to the Company and the Lenders.

(c) Letters of Credit. (i) The Company shall, on the day that is 15 days prior to the Termination Date, pay to the Agent for deposit in the regular sub-account of the L/C Cash Deposit Account an amount sufficient to cause the aggregate amount on deposit in the regular sub-account of the L/C Cash Deposit Account to equal the sum of (a) 103% of the Dollar Equivalent of the aggregate Available Amount of all Letters of Credit, other than Special Letters of Credit, then outstanding denominated in any Committed L/C Currency other than Dollars and (b) 100% of the aggregate Available Amount of all Letters of Credit, other than Special Letters of Credit, then outstanding denominated in Dollars. Upon the drawing of any such Letter of Credit, to the extent funds are on deposit in the regular sub-account of the L/C Cash Deposit Account, such funds shall be applied to reimburse the applicable Issuing Banks to the extent permitted by applicable law, and if so applied, then such reimbursement shall be deemed a repayment of the corresponding Advance in respect of such Letter of Credit. After all such Letters of Credit shall have expired or been fully drawn upon and all other obligations of the Borrowers thereunder shall have been paid in full, the balance, if any, in such regular sub-account of the L/C Cash Deposit Account in respect of such Letters of Credit shall be promptly returned to the Company.

(ii) The Company shall, on the day that is 105 days prior to the Termination Date, pay to the Agent for deposit in the special sub-account of the L/C Cash Deposit Account established for each Issuing Bank that has issued an outstanding Special Letter of Credit (against which such Issuing Bank and its Affiliates shall have rights of setoff with respect to any obligations, whether matured or contingent, in respect of Special Letters of Credit issued by such Issuing Bank) an amount sufficient to cause the aggregate amount, denominated in the same currency or currencies in which the respective Special Letters of Credit then outstanding are denominated, on deposit in such special sub-account of the L/C Cash Deposit Account to equal 100% of the aggregate Available Amount of all Special Letters of Credit issued by such Issuing Bank then outstanding. Upon the drawing of any Special Letter of Credit, to the extent funds are on deposit in the applicable special sub-account of the L/C Cash Deposit Account in respect of such Special Letter of Credit, such funds shall be applied (prior to the application of any other funds) to reimburse the Issuing Bank of such Letter of Credit to the extent permitted by applicable law, and if so applied, then such reimbursement shall be deemed a repayment of the corresponding Advance in respect of such Letter of Credit. After all Special Letters of Credit shall have expired or been fully drawn upon and all other obligations of the Borrowers thereunder shall have been paid in full, the balance, if any, in such special sub-account of the L/C Cash Deposit Account in respect of Special Letters of Credit shall be promptly returned to the Company.

SECTION 2.11. Increased Costs. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation after the date hereof or (ii) the compliance with any guideline or request issued after the date hereof by any central bank or other governmental authority including, without limitation, any agency of the European Union or similar monetary or multinational authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurocurrency Rate Advances or agreeing to issue or of issuing or maintaining or participating in Letters of Credit (excluding for purposes of this Section 2.11 any such increased costs resulting from (i) Taxes or Other Taxes (as to which Section 2.14 shall govern) and (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Applicable Lending Office or any political subdivision thereof), then the Company shall from time to time, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Company and the Agent by such Lender, shall constitute prima facie evidence of such amounts.

(b) If any Lender determines that due to the introduction of or any change in or in the interpretation of any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) after the date hereof, taking into consideration the policies of such Lender and any corporation controlling such Lender with respect to capital adequacy, increases or would increase the amount of capital required or expected to be maintained by such Lender or any corporation controlling such

Lender and that the amount of such increase is based upon the existence of such Lender’s commitment to lend or to issue or participate in Letters of Credit hereunder and other commitments of this type and the effect of such increase is to reduce the rate of return on such Lender’s capital or on the capital of the corporation controlling such Lender, then, upon demand by such Lender (with a copy of such demand to the Agent), the Company shall pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s commitment to lend or to issue or participate in Letters of Credit hereunder. A certificate as to such amounts submitted to the Company and the Agent by such Lender shall constitute prima facie evidence of such amounts.

(c) If any governmental authority of the jurisdiction of any Committed Currency or Committed L/C Currency (or any other jurisdiction in which the funding operations of any Lender shall be conducted with respect to such Committed Currency or Committed L/C Currency) shall introduce or increase any reserve, liquid asset or similar requirement after the date hereof with respect to any category of deposits or liabilities customarily used to fund loans in such Committed Currency or Committed L/C Currency, or by reference to which interest rates applicable to loans in such Committed Currency or Committed L/C Currency are determined, and the result of such requirement shall be to increase the cost to such Lender of making or maintaining any Advance denominated in a Committed Currency, and such Lender shall deliver to the relevant Borrowers a notice requesting compensation under this paragraph, then the relevant Borrowers will pay to such Lender on each date on which interest is paid pursuant to Section 2.07 with respect to each affected Advance denominated in a Committed Currency, an amount that will compensate such Lender for such additional cost. A certificate in reasonable detail as to the amount of such increased cost, submitted to the Company and the Agent by such Lender shall constitute prima facie evidence of such amounts.

SECTION 2.12. Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation after the date hereof makes it unlawful, or any central bank or other governmental authority asserts after the date hereof that it is unlawful, for such Lender or its Eurocurrency Lending Office to perform its obligations hereunder to make Eurocurrency Rate Advances in Dollars or any Committed Currency or to fund or maintain Eurocurrency Rate Advances in Dollars or any Committed Currency hereunder, (a) each Eurocurrency Rate Advance funded by such Lender will automatically, upon such demand, (i) if such Eurocurrency Rate Advance is denominated in Dollars, be Converted into a Base Rate Advance and (ii) if such Eurocurrency Rate Advance is denominated in any Committed Currency, be Converted into a Base Rate Advance in the Equivalent amount of Dollars and (b) the obligation of such Lender to make Eurocurrency Rate Advances or to Convert Advances into Eurocurrency Rate Advances shall be suspended until the Agent shall notify the Company and the Lenders that the circumstances causing such suspension no longer exist.

SECTION 2.13. Payments and Computations. (a) Each Borrower shall make each payment hereunder, except with respect to principal of, interest on, and other amounts relating to, Advances denominated in a Committed Currency or Committed L/C Currency, not later than 12:00 noon (New York City time) on the day when due in Dollars to the Agent at the applicable Agent’s Account in same day funds and without deduction, set off or counterclaim. Each Borrower shall make each payment hereunder with respect to principal of, interest on, and other amounts relating to, Advances denominated in a Committed Currency, not later than 11:00 A.M. (at the Payment Office for such Committed Currency) on the day when due in such Committed Currency to the Agent, by deposit of such funds to the applicable Agent’s Account in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest, fees or commissions ratably (other than amounts payable pursuant to Section 2.04(b)(ii), 2.11, 2.14 or 9.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon any Assuming Lender becoming a Lender hereunder as a result of a Commitment Increase pursuant to Section 2.18 and upon the Agent’s receipt of such Lender’s Assumption Agreement and recording of the information contained therein in the Register, from and after the applicable Increase Date, the Agent shall make all payments hereunder and under any Notes issued in connection therewith in respect of the interest assumed thereby to the Assuming Lender. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 9.07(c), from and after the effective date specified in such Assignment and Acceptance, the Agent shall make all payments hereunder and under any Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) All computations of interest based on the Base Rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, all computations of interest based on the Eurocurrency Rate or the Federal Funds Rate and of fees and Letter of Credit commissions shall be made by the Agent on the basis of a year of 360 days with twelve 30-day months (or, in each case of Advances denominated in Committed Currencies where market practice differs, in accordance with market practice), in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c) Whenever any payment hereunder or under any Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest, fee or commission, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurocurrency Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(d) Unless the Agent shall have received notice from any Borrower prior to the date on which any payment is due to the Lenders hereunder that such Borrower will not make such payment in full, the Agent may assume that such Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent such Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at (i) the Federal Funds Rate in the case of Advances denominated in Dollars or (ii) the cost of funds incurred by the Agent in respect of such amount in the case of Advances denominated in Committed Currencies.

(e) To the extent that the Agent receives funds for application to the amounts owing by any Borrower under or in respect of this Agreement or any Note in currencies other than the currency or currencies required to enable the Agent to distribute funds to the Lenders in accordance with the terms of this Section 2.13, the Agent shall be entitled to convert or exchange such funds into Dollars or into a Committed Currency or from Dollars to a Committed Currency or from a Committed Currency to Dollars, as the case may be, to the extent necessary to enable the Agent to distribute such funds in accordance with the terms of this Section 2.13; provided that each Borrower and each of the Lenders hereby agree that the Agent shall not be liable or responsible for any loss, cost or expense suffered by such Borrower or such Lender as a result of any conversion or exchange of currencies effected pursuant to this Section 2.13(e) or as a result of the failure of the Agent to effect any such conversion or exchange provided such failure was not a result of gross negligence or willful misconduct on the part of the Agent; and provided further that the applicable Borrower agrees to indemnify the Agent and each Lender, and hold the Agent and each Lender harmless, but without duplication, for any and all losses, costs and expenses incurred by the Agent or any Lender for any conversion or exchange of currencies (or the failure to convert or exchange any currencies) in accordance with this Section 2.13(e), provided such losses, costs and expenses were not the result of gross negligence or willful misconduct on the part of the Agent.

SECTION 2.14. Taxes. (a) Any and all payments by each Borrower hereunder or under any Notes shall be made, in accordance with Section 2.13, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, (i) in the case of each Lender and the Agent, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized or any political subdivision thereof, (ii) in the case of each Lender, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction of such

Lender’s Applicable Lending Office or any political subdivision thereof, (iii) any United States federal backup withholding tax, and (iv) any tax, assessment or other governmental charge that would not have been imposed but for a failure by each Lender or the Agent, or any other legal or beneficial holder or any foreign financial institution through which payments on the Borrowings under this Agreement are made to comply with any applicable certification, documentation, information or other reporting requirement concerning the nationality, residence, identity, direct or indirect ownership of or investment in, or connection with the United States of America of the applicable Lender, the Agent, or any other legal or beneficial holder or any foreign financial institution through which payments on the Borrowings under this Agreement are made if such compliance is required by statute or regulation of the United States as a precondition to relief or exemption from such tax, assessment or other governmental charge (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under any Notes being hereinafter referred to as “Taxes”). If any Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, the Company shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under any Notes or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or any Notes (hereinafter referred to as “Other Taxes”).

(c) Each Borrower shall indemnify each Lender and the Agent for and hold it harmless against the full amount of Taxes or Other Taxes imposed on or paid by such Lender or the Agent (as the case may be) that the Borrower is required to pay pursuant to this Section 2.14 and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) makes written demand therefor.

(d) Within 30 days after the date of any payment of Taxes, each Borrower shall furnish to the Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Agent. In the case of any payment hereunder or under any Notes by or on behalf of such Borrower through an account or branch outside the United States or by or on behalf of such Borrower by a payor that is not a United States person, if such Borrower determines that no Taxes are payable in respect thereof, such Borrower shall furnish, or shall cause such payor to furnish, to the Agent, at such address, an opinion of counsel acceptable to the Agent stating that such payment is exempt from Taxes. For purposes of this subsection (d) and subsection (e), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

(e) Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assumption Agreement or the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as requested in writing by the Company (but only so long as such Lender remains lawfully able to do so), shall provide each of the Agent and the Company with two original Internal Revenue Service forms W-8BEN or W-8ECI, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or any Notes. If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such form; provided, however, that, if at the date of the Assignment and Acceptance pursuant to which a Lender assignee becomes a party to this Agreement, the Lender assignor was entitled to payments under subsection (a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender assignee on such date. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service form W-8BEN or W-8ECI, that the Lender reasonably considers to be confidential, the Lender shall give notice thereof to the Borrowers and shall not be obligated to include in such form or document such confidential information.

(f) For any period with respect to which a Lender has failed to provide the Company with the appropriate form, certificate or other document described in Section 2.14(e) (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring subsequent to the date on which a form, certificate or other document originally was required to be provided, or if such form, certificate or other document otherwise is not required under subsection (e) above), such Lender shall not be entitled to indemnification under Section 2.14(a) or (c) with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Company shall take such steps at such Lender’s expense as the Lender shall reasonably request to assist the Lender to recover such Taxes.

(g) Any Lender claiming any additional amounts payable pursuant to this Section 2.14 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Eurocurrency Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

SECTION 2.15. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Revolving Credit Advances or Swing Line Advances owing to it (other than (x) as payment of an Advance made by an Issuing Bank pursuant to the first sentence of Section 2.03(c), (y) as a payment of a Swing Line Advance made by a Swing Line Bank that has not been participated to the other Lenders pursuant to Section 2.02(b) or (z) pursuant to Section 2.11, 2.14 or 9.04(c)) in excess of its Ratable Share of payments on account of the Revolving Credit Advances or Swing Line Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Revolving Credit Advances or Swing Line Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation.

SECTION 2.16. Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Advances. Each Borrower agrees that upon notice by any Lender to such Borrower (with a copy of such notice to the Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, such Borrower shall promptly execute and deliver to such Lender a Note payable to the order of such Lender in a principal amount up to the Revolving Credit Commitment of such Lender.

(b) The Register maintained by the Agent pursuant to Section 9.07(d) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assumption Agreement and each

Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iv) the amount of any sum received by the Agent from such Borrower hereunder and each Lender’s share thereof.

(c) Entries made in good faith by the Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from each Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of any Borrower under this Agreement.

SECTION 2.17. Use of Proceeds. The proceeds of the Advances shall be available (and each Borrower agrees that it shall use such proceeds) solely for general corporate purposes of the Company and its Consolidated Subsidiaries, including commercial paper backstop and acquisition financing.

SECTION 2.18. Increase in the Aggregate Revolving Credit Commitments. (a) The Company may, at any time but in any event not more than once in any calendar year prior to the Termination Date, by notice to the Agent, request that the aggregate amount of the Revolving Credit Commitments be increased by an amount of $25,000,000 or an integral multiple thereof (each a “Commitment Increase”) to be effective as of a date that is at least 90 days prior to the scheduled Termination Date then in effect (the “Increase Date”) as specified in the related notice to the Agent; provided, however that (i) in no event shall the aggregate amount of the Revolving Credit Commitments at any time be increased by more than $150,000,000 above the aggregate amount of the Revolving Credit Commitments as of the Restatement Date and (ii) on the date of any request by the Company for a Commitment Increase and on the related Increase Date the applicable conditions set forth in Article III shall be satisfied.

(b) The Agent shall promptly notify the Non-Defaulting Lenders and such other Persons that satisfy the definition of Eligible Assignee as the Company may identify of a request by the Company for a Commitment Increase, which notice shall include (i) the proposed amount of such requested Commitment Increase, (ii) the proposed Increase Date and (iii) the date by which Non-Defaulting Lenders and such other Persons wishing to participate in the Commitment Increase must commit to an increase in the amount of their respective Revolving Credit Commitments (with respect to any proposed Commitment Increase, the “Commitment Date”). Each Non-Defaulting Lender that is willing to participate in such requested Commitment Increase (each an “Increasing Lender”) and each such other Person that is willing to participate in such requested Commitment Increase (an “Assuming Lender”) shall, in its sole discretion, give written notice to the Agent on or prior to the Commitment Date of the amount by which it is willing to participate in such Commitment Increase; provided, however, that the Revolving Credit Commitment of each such Assuming Lender shall be in an amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof. Promptly following each Commitment Date, the Agent shall notify the Company as to the amount, if any, by which the Increasing Lenders and Assuming Lenders are willing to participate in the requested Commitment Increase. If the Increasing Lenders and Assuming Lenders notify the Agent that they are willing to increase the amount of their respective Revolving Credit Commitments by an aggregate amount that exceeds the amount of the requested Commitment Increase, the requested Commitment Increase shall be allocated among the Increasing Lenders and Assuming Lenders willing to participate therein in such amounts as are agreed between the Company and the Agent; provided that the Company may in its discretion determine that such allocation shall be made pro rata among the Increasing Lenders and the Assuming Lenders, based on the ratio of each such Person’s proposed participation in the Commitment Increase to the aggregate amount of all such proposed participations. The Agent shall promptly notify the Increasing Lenders and each Assuming Lender of the results of any such allocation of the Commitment Increase.

(c) On each Increase Date, each Assuming Lender shall become a Lender party to this Agreement as of such Increase Date and the Revolving Credit Commitment of each Increasing Lender for such requested Commitment Increase shall be so increased by such amount (or by the amount allocated to such Lender pursuant to the last sentence of Section 2.18(b)) as of such Increase Date; provided, however, that the Agent shall have received on or before such Increase Date the following, each dated such date:

(i) (A) certified copies of resolutions of the Board of Directors of the Company or the Executive Committee of such Board approving the Commitment Increase and the corresponding modifications to this Agreement and (B) an opinion of counsel for the Company (which may be in-house counsel), in substantially the form of Exhibit D-2 hereto;

(ii) an assumption agreement from each Assuming Lender, if any, in substantially the form of Exhibit F hereto (each an “Assumption Agreement”), duly executed by such Assuming Lender, the Agent and the Company; and

(iii) confirmation from each Increasing Lender of the increase in the amount of its Revolving Credit Commitment in a writing satisfactory to the Company and the Agent.

On each Increase Date, upon fulfillment of the conditions set forth in the immediately preceding sentence of this Section 2.18(c), the Agent shall notify the Lenders (including, without limitation, each Assuming Lender) and the Company, on or before 1:00 P.M. (New York City time), by facsimile, of the occurrence of the Commitment Increase to be effected on such Increase Date and shall record in the Register the relevant information with respect to each Increasing Lender and each Assuming Lender on such date. Each Increasing Lender and each Assuming Lender shall, as of the Increase Date, fund their respective Ratable Shares of each Revolving Credit Borrowing then outstanding, which funds the Agent shall distribute to the other Lenders to effect a funding of each such Borrowing by each of the Lenders (including the Increasing Lenders and the Assuming Lenders) ratably in accordance with their Ratable Shares after giving effect to the applicable Commitment Increase and, if the applicable Increase Date is not the last day of an Interest Period, the Company shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 9.04(c).

SECTION 2.19. Defaulting Lenders.

(a) If any Letters of Credit or Swing Line Advances are outstanding at the time a Lender becomes a Defaulting Lender, and the Commitments have not been terminated in accordance with Section 6.01, then:

(i) so long as no Event of Default has occurred and is continuing, all or any part of the Available Amount of outstanding Letters of Credit and outstanding Swing Line Advances (except in the case where the applicable Issuing Bank or Swing Line Bank, as the case may be, is the Defaulting Lender) shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Ratable Shares (excluding from the determination thereof any Defaulting Lender’s Revolving Credit Commitment) but only to the extent that the sum of (A) the aggregate principal amount of all Advances made by such Non-Defaulting Lenders (in their capacity as Lenders) and outstanding at such time, plus (B) such Non-Defaulting Lenders’ Ratable Shares (before giving effect to the reallocation contemplated herein) of the Available Amount of all outstanding Letters of Credit and Swing Line Advances, plus (C) the aggregate principal amount of all Advances made by each Issuing Bank pursuant to Section 2.03(c) and the Swing Line Advances made by the Swing Line Bank that have not been ratably funded by such Non-Defaulting Lenders and outstanding at such time, plus (D) such Defaulting Lender’s Ratable Share of the Available Amount of such Letters of Credit, does not exceed the total of all Non-Defaulting Lenders’ Revolving Credit Commitments;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers and each Issuing Bank that is a Non-Defaulting Lender shall enter into such arrangements as are reasonably satisfactory to the Borrowers and such Issuing Bank in order (after giving effect to any partial reallocation pursuant to clause (i) above) reasonably to mitigate the remaining risk with respect to such Defaulting Lender to the applicable Issuing Bank for so long as such Letters of Credit are outstanding;

(iii) if the Ratable Shares of Letters of Credit of the Non-Defaulting Lenders are reallocated pursuant to this Section 2.19(a), then the fees payable to the Lenders pursuant to Section 2.04(b)(i) shall be adjusted in accordance with such Non-Defaulting Lenders’ Ratable Shares of Letters of Credit and, to the extent not so reallocated, shall be allocated to the Issuing Bank or retained by the Borrowers as agreed pursuant to clause (ii) above.

(b) So long as any Lender is a Defaulting Lender, no Issuing Bank shall be required to issue or increase any Letter of Credit, and the Swing Line Bank shall not be required to make any Swing Line Advance, unless it is reasonably satisfied that the related exposure will be 100% covered by the Revolving Credit Commitments of the Non-Defaulting Lenders or (i) in the case of any Issuing Bank, the provisions of Section 2.19(a)(ii) have been complied with and (ii) in the case of the Swing Line Bank, it is otherwise satisfied that the related exposure is mitigated to its reasonable satisfaction, and participating interests in any such newly issued or increased Letter of Credit and Swing Line Advances shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.19(a)(i) (and Defaulting Lenders shall not participate therein).

(c) No Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.19, performance by the Borrowers of their obligations hereunder shall not be excused or otherwise modified as a result of the operation of this Section 2.19. The rights and remedies against a Defaulting Lender under this Section 2.19 are in addition to any other rights and remedies which the Borrowers, the Agent, any Issuing Bank, the Swing Line Bank or any Lender may have against such Defaulting Lender.

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01. Conditions Precedent to Effectiveness of the Amendment and Restatement. This amendment and restatement of the Existing Credit Agreement (this “Amendment and Restatement”) shall become effective on the first date (the “Restatement Date”) on which the following conditions have been satisfied:

(a) The Agent shall have received counterparts of this Amendment and Restatement executed by the Company and each of the Lenders or, as to any of the Lenders, advice satisfactory to the Agent that such Lender has executed this Amendment and Restatement.

(b) The Company shall have paid all invoiced accrued fees and expenses of the Agent and the Lenders (including the invoiced accrued fees and expenses of counsel to the Agent).

(c) On the Restatement Date, the following statements shall be true and the Agent shall have received for the account of each Lender a certificate signed by a duly authorized officer of the Company, dated the Restatement Date, stating that:

(i) The representations and warranties contained in Section 4.01 are correct on and as of the Restatement Date, and

(ii) No event has occurred and is continuing that constitutes a Default.

(d) The Agent shall have received on or before the Restatement Date the following, each dated the Restatement Date, in form and substance satisfactory to the Agent and in sufficient copies for each Lender:

(i) Any Notes required by each Lender executed by the Company and made payable to the order of such Lender pursuant to Section 2.16.

(ii) Certified copies of the resolutions of the Board of Directors or the Finance Committee of the Board of Directors of the Company approving this Amendment and Restatement, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Amendment and Restatement.

(iii) A certificate of the Secretary or an Assistant Secretary of the Company certifying the names and true signatures of the officers of the Company authorized to sign this Amendment and Restatement and the other documents to be delivered by it hereunder.

(iv) A favorable opinion of Nicholas J. Camera, General Counsel of the Company, and of Cleary Gottlieb Steen & Hamilton LLP, counsel for the Company, substantially in the form of Exhibits D-2 and D-1 hereto, respectively.

(v) A favorable opinion of Shearman & Sterling LLP, counsel for the Agent, in form and substance satisfactory to the Agent.

(e) The Lenders shall have received financial projections for the Company and its Consolidated Subsidiaries for the years ending December 31, 2010, December 31, 2011 and December 31, 2012.

(f) The Company shall have notified the Agent in writing as to the proposed Restatement Date.

SECTION 3.02. Initial Advance to Each Designated Subsidiary. The obligation of each Lender to make an initial Advance to each Designated Subsidiary is subject to the receipt by the Agent on or before the date of such initial Advance of each of the following, in form and substance reasonably satisfactory to the Agent and dated such date, and (except for any Notes) in sufficient copies for each Lender:

(a) Any Notes required by each Lender executed by such Designated Subsidiary and made payable to the order of such Lender pursuant to Section 2.16.

(b) Certified copies of the resolutions of the Board of Directors of such Designated Subsidiary (with a certified English translation if the original thereof is not in English) approving this Agreement and any Notes to be delivered by it, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement.

(c) A certificate of a proper officer of such Designated Subsidiary certifying the names and true signatures of the officers of such Designated Subsidiary authorized to sign its Designation Agreement and any Notes to be delivered by it and the other documents to be delivered by it hereunder.

(d) A certificate signed by a duly authorized officer of the Company, certifying that such Designated Subsidiary has obtained all governmental and third party authorizations, consents, approvals (including exchange control approvals) and licenses required under applicable laws and regulations necessary for such Designated Subsidiary to execute and deliver its Designation Agreement and any Notes to be delivered by it and to perform its obligations hereunder and thereunder.

(e) A Designation Agreement duly executed by such Designated Subsidiary and the Company.

(f) Favorable opinions of counsel (which may be in-house counsel) to such Designated Subsidiary substantially in the forms of Exhibits D-1 and D-2 hereto, respectively, and as to such other matters as any Lender through the Agent may reasonably request.

(g) Such other approvals, opinions or documents as any Lender, through the Agent, may reasonably request.

SECTION 3.03. Conditions Precedent to Each Borrowing, Issuance and Commitment Increase. The obligation of each Lender to make an Advance (other than (x) a Swing Line Advance made by a Lender pursuant to Section 2.02(b) and (y) an advance made by any Issuing Bank or any Lender pursuant to Section 2.03(c)) on the occasion of each Borrowing, the obligations of each Issuing Bank to issue a Letter of Credit and each Commitment Increase shall be subject to the conditions precedent that the Effective Date shall have occurred and on the date of such Borrowing, such issuance or the applicable Increase Date (as the case may be) the following statements shall be true (and each of the giving of the applicable Notice of Revolving Credit Borrowing, Notice of Swing Line Borrowing, Notice of Issuance or request for Commitment Increase and the acceptance by any Borrower of the proceeds of such Borrowing, such issuance or such Increase Date shall constitute a representation and warranty by such Borrower that on the date of such Borrowing, the date of such issuance or such Increase Date, as the case may be, such statements are true):

(a) the representations and warranties contained in Section 4.01 and, in the case of any Borrowing made to a Designated Subsidiary, in the Designation Agreement for such Designated Subsidiary, are correct on and as of such date, before and after giving effect to such Borrowing, such issuance or such Commitment Increase (as the case may be) and to the application by the applicable Borrower of the proceeds therefrom, as though made on and as of such date, and

(b) no event has occurred and is continuing, or would result from such Borrowing, such issuance or such Commitment Increase (as the case may be) or from the application by the applicable Borrower of the proceeds therefrom, that constitutes a Default.

SECTION 3.04. Determinations Under Sections 3.01 and 3.02. For purposes of determining compliance with the conditions specified in Sections 3.01 and 3.02, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that the Company, by notice to the Agent, designates as the proposed Effective Date or the date of the initial Advance to the applicable Designated Subsidiary, as the case may be, specifying its objection thereto; provided that with respect to the date of the initial Advance to a Designated Subsidiary, any such notice delivered by a Defaulting Lender shall be disregarded. The Agent shall promptly notify the Lenders of the occurrence of the Effective Date and each date of initial Advance to a Designated Subsidiary, as applicable.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Company. The Company represents and warrants as follows:

(a) The Company is a corporation duly organized, incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business.

(b) The execution, delivery and performance by the Company of this Agreement and the Notes to be delivered by it, if any, and the consummation of the transactions contemplated hereby, are within the Company’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation of the Company or of any judgment, injunction, order, decree, material agreement or other instrument binding upon the Company or result in the creation or imposition of any Lien on any asset of the Company or any of its Consolidated Subsidiaries.

(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by the Company of this Agreement or the Notes to be delivered by it, if any.

(d) This Agreement has been, and each of the Notes to be delivered by it, if any, when delivered hereunder will have been, duly executed and delivered by the Company. This Agreement is, and each of the Notes to be delivered by it when delivered hereunder will be, the legal, valid and binding obligation of the Company enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and subject to general principles of equity.

(e) The Consolidated balance sheet of the Company and its Consolidated Subsidiaries as at December 31, 2009, and the related Consolidated statement of operations and cash flows of the Company and its Consolidated Subsidiaries for the fiscal year then ended, accompanied by an opinion of PricewaterhouseCoopers LLP, independent public accountants, copies of which have been furnished to each Lender, fairly present in all material respects the Consolidated financial condition of the Company and its Consolidated Subsidiaries as at such date and the Consolidated results of the operations and cash flows of the Company and its Consolidated Subsidiaries for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied. Since the Consolidated balance sheet of the Company and its Consolidated Subsidiaries as at December 31, 2009, and except as disclosed in the Company’s reports filed with the SEC since such date and prior to the date hereof, there has been no Material Adverse Change.

(f) There is no action, suit, investigation, litigation or proceeding pending against, or to the knowledge of the Company, threatened against the Company or any of its Consolidated Subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is a significant probability of an adverse decision that (i) would have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby.

(g) Each of the Company and its ERISA Affiliates has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code except when the failure to comply would not have a Material Adverse Effect. None of the Company or any of its ERISA Affiliates has incurred any unsatisfied material liability to the PBGC or a Plan under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

(h) No Borrower is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System). Following the application of the proceeds of each Advance, not more than 25% of the value of the property and assets of the Company and its Consolidated Subsidiaries taken as a whole, subject to the provisions of Section 5.02(a) or subject to any restriction contained in any agreement or instrument between the Company and any Lender or any Affiliate of any Lender relating to Debt within the scope of Section 6.01(d) will be “margin stock” (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System).

(i) No Borrower is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

(j) The Company and its Consolidated Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due reported on such returns or pursuant to any assessment received by the Company or any Consolidated Subsidiary, to the extent that such assessment has become due. The charges, accruals and reserves on the books of the Company and its Consolidated Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Company, adequate except for those which are being contested in good faith by the Company.

(k) Each of the Company’s Consolidated Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business, all to the extent material to the Company and its Consolidated Subsidiaries taken as a whole.

(l) As of the date thereof (or, if undated, as of the date furnished), neither the Information Memorandum nor any other report or exhibit or other information (other than the financial statements referred to in Section 5.01(h)) furnished in writing by or on behalf of the Company to the Agent or any Lender in connection with the negotiation and syndication of this Agreement or pursuant to the terms of this Agreement, as modified or supplemented by other information so furnished and when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; provided that with respect to the projections referred to in Section 3.01(e) of this Agreement and any other projections hereafter furnished by the Company, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time such projections were prepared.

(m) Each Borrower is, individually and together with its Subsidiaries (taken as a whole), Solvent.

ARTICLE V

COVENANTS OF THE COMPANY

SECTION 5.01. Affirmative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Company will:

(a) Compliance with Laws, Etc. Comply, and cause each of its Consolidated Subsidiaries to comply, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and applicable environmental laws, except where the necessity of compliance is being contested in good faith or where failure to comply would not have a Material Adverse Effect.

(b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Consolidated Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all material taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might solely by operation of law become a Lien upon its property; provided, however, that neither the Company nor any of its Consolidated Subsidiaries shall be required to pay or discharge any such tax, assessment, levy, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves in accordance with generally accepted accounting principles are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.

(c) Maintenance of Insurance. Maintain, and cause each of its Consolidated Subsidiaries to maintain, all to the extent material to the Company and its Consolidated Subsidiaries taken as a whole, with responsible and reputable insurance companies or associations, physical damage insurance on all real and personal property on an all risks basis, covering the repair and replacement cost of all such property and consequential loss coverage for business interruption and extra expense, public liability insurance in an amount not less than $25,000,000 and such other insurance covering such other risks as is customarily carried by companies of established reputations engaged in similar businesses and owning similar properties in the same general areas in which the Company or such Consolidated Subsidiary operates; provided, however, that the Company and its Consolidated Subsidiaries may self-insure to the same extent as other companies engaged in similar businesses and owning similar properties in the same general areas in which the Company or such Consolidated Subsidiary operates and to the extent consistent with prudent business practice.

(d) Preservation of Existence, Etc. Preserve and maintain, and cause each of its Consolidated Subsidiaries to preserve and maintain, its existence, rights (constituent document and statutory) and franchises necessary in the normal conduct of its business, all to the extent material to the Company and its Consolidated Subsidiaries taken as a whole; provided, however, that the Company and its Consolidated Subsidiaries may consummate any merger or consolidation permitted under Section 5.02(b) and provided further that neither the Company nor any of its Consolidated Subsidiaries shall be required to preserve any right or franchise if the Board of Directors of the Company or such Consolidated Subsidiary shall determine that the preservation thereof is no longer desirable in the normal conduct of the business of the Company or such Consolidated Subsidiary, as the case may be, and that the loss thereof is not material to the Company and its Consolidated Subsidiaries taken as a whole.

(e) Visitation Rights. At any reasonable time and from time to time, permit the Agent or any of the Lenders or any agents or representatives thereof at their own expense, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Company and any of its Consolidated Subsidiaries, and to discuss the affairs, finances and accounts of the Company and any of its Consolidated Subsidiaries with any of their officers and with their independent certified public accountants, all as often as may reasonably be necessary to ensure compliance by the Company with its obligations hereunder.

(f) Keeping of Books. Keep, and cause each of its Consolidated Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company and each such Consolidated Subsidiary in accordance with sound business practices and applicable statutory requirements so as to permit the preparation of the Consolidated financial statements of the Company and its Consolidated Subsidiaries in accordance with generally accepted accounting principles in effect from time to time.

(g) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Consolidated Subsidiaries to maintain and preserve, all of its properties that are used and useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so would not have a Material Adverse Effect.

(h) Reporting Requirements. Furnish to the Lenders or notify the Lenders of the availability of:

(i) as soon as available and in any event within 40 days after the end of each of the first three quarters of each fiscal year of the Company (or 15 days thereafter if the Company timely files a Form 12b-25 (or any successor form)), the unaudited Consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of such quarter and unaudited Consolidated statement of operations and cash flows of the Company and its Consolidated Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (except for the absence of footnotes and subject to year-end audit adjustments) by the chief financial officer or chief accounting officer of the Company as having been prepared in accordance with generally accepted accounting principles and a certificate of the chief financial officer, chief accounting officer or treasurer of the Company, which certificate shall include a statement that such officer has no knowledge, except as specifically stated, of any condition, event or act which constitutes a Default and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03 on the date of such balance sheet, provided that in the event that generally accepted accounting principles used in the preparation of such financial statements shall differ from GAAP, the Company shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP;

(ii) as soon as available and in any event within 60 days after the end of each fiscal year of the Company (or 15 days thereafter if the Company timely files a Form 12b-25 (or any successor form)), a copy of the audited financial statements for such year for the Company and its Consolidated Subsidiaries, containing the Consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of such fiscal year and Consolidated statement of operations and cash flows of the Company and its Consolidated Subsidiaries for such fiscal year, in each case accompanied by the report thereon of PricewaterhouseCoopers LLP or other independent public accountants of nationally recognized standing, which shall be deemed delivered upon the Company’s filing of its audited financial statements within 60 days after the end of such fiscal year (or 15 days thereafter if the Company timely files a Form 12b-25 (or any successor form)), together with a certificate of the chief financial officer, chief accounting officer or treasurer of the Company, which certificate shall include a statement that such officer has no knowledge, except as specifically stated, of any condition, event or act which constitutes a Default and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03 on the date of such financial statements, provided that in the event that generally accepted accounting principles used in the preparation of such financial statements shall differ from GAAP, the Company shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP;

(iii) as soon as possible and in any event within ten days after the chief executive officer, chief operation officer, principal financial officer or principal accounting officer of the Company knows or has reason to know of the occurrence of each Default continuing on the date of such statement, a statement of such officer of the Company setting forth details of such Default and the action that the Company has taken and proposes to take with respect thereto;

(iv) promptly after the sending or filing thereof, copies of all quarterly and annual reports and proxy solicitations that the Company sends to any of its securityholders, and copies of all reports on Form 8-K and registration statements for the public offering of securities (other than pursuant to employee Plans) that the Company or any Consolidated Subsidiary files with the Securities and Exchange Commission;

(v) promptly after the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Company or any of its Consolidated Subsidiaries of the type described in Section 4.01(f); and

(vi) such other information respecting the financial condition or business of the Company or any of its Consolidated Subsidiaries as any Lender through the Agent may from time to time reasonably request.

The financial statements and (in the case of annual financial statements) accompanying report of PricewaterhouseCoopers LLP required to be delivered pursuant to clauses (i) and (ii) and the reports and other materials required to be delivered pursuant to clause (iv) of this Section 5.01(h) shall be deemed to have been delivered on the date on which the Company notifies the Agent, in the case of clauses (i) and (ii), that the reports on Form 10-K and Form 10-Q, respectively, containing such financial statements and, in the case of clause (iv), that such reports and other materials have been posted on the SEC’s website at www.sec.gov; provided that, notwithstanding the method of electronic delivery set forth in Section 9.02(b), the Company shall deliver paper copies of the reports (without the exhibits thereto) referred to in clauses (i), (ii) and (iv) of this Section 5.01(h) to the Agent or any Lender who requests the Company to deliver such paper copies until written notice to cease delivering paper copies is given by the Agent or such Lender; and provided further that in every instance the Company shall provide paper copies of the certificates required to be delivered in accordance with this Section 5.01(h) until such time as the Agent shall provide the Company notice otherwise. Notwithstanding any other provision in this Agreement to the contrary, any compliance certificate required to be delivered pursuant to clauses (i) or (ii), as applicable, of this Section 5.01(h) may be delivered on or prior to the second Business Day after the deemed delivery of any financial statements required to be delivered pursuant to clauses (i) and (ii) of this Section 5.01(h).

SECTION 5.02. Negative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Company will not:

(a) Liens, Etc. Create or suffer to exist, or permit any of its Consolidated Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its assets, whether now owned or hereafter acquired, other than:

(i) Liens existing on the Restatement Date and disclosed to the Lenders prior to the date hereof;

(ii) any Lien existing on any asset (other than accounts receivable) of any Person at the time such Person is merged into or consolidated with the Company or any Consolidated Subsidiary or otherwise becomes a Consolidated Subsidiary and not created in contemplation of such event;

(iii) any Lien on any asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring such asset, provided that such Lien attaches to such asset concurrently with or within 90 days after the acquisition thereof;

(iv) any Lien on any asset of any Person organized outside of the United States arising at any time pursuant to an arrangement (factoring or otherwise) secured by accounts receivable that is existing at the time such Person becomes a Consolidated Subsidiary or is merged into or consolidated with the Company or a Consolidated Subsidiary; provided that such Lien or arrangement was not created in contemplation of such event, and only to the extent, in the case of any such arrangement, that such arrangement does not provide for Liens which, together with all other Liens permitted under this clause (iv), would encumber assets representing more than 5.0% of the consolidated accounts receivable of the Company and its Consolidated Subsidiaries as reflected in the consolidated balance sheet of the Company and its Consolidated Subsidiaries for the fiscal quarter of the Company most recently ended prior to such event;

(v) any Lien existing on any asset prior to the acquisition thereof by the Company or a Consolidated Subsidiary and not created in contemplation of such acquisition;

(vi) any Lien created in connection with capitalized lease obligations, but only to the extent that such Lien encumbers property financed by such capital lease obligation;

(vii) Liens arising in the ordinary course of its business which (A) do not secure Debt and (B) do not in the aggregate materially impair the operation of the business of the Company and its Consolidated Subsidiaries, taken as a whole;

(viii) any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section, provided that such Debt is not increased and is not secured by any additional assets;

(ix) Liens securing taxes, assessments, fees or other governmental charges or levies, Liens securing the claims of materialmen, mechanics, carriers, landlords, warehousemen and similar Persons, Liens incurred in the ordinary course of business in connection with workmen’s compensation, unemployment insurance and other similar laws, Liens to secure surety, appeal and performance bonds and other similar obligations, including performance obligations, not incurred in connection with the borrowing of money, and attachment, judgment and other similar Liens arising in connection with court proceedings so long as the enforcement of such Liens is effectively stayed and the claims secured thereby are being contested in good faith by appropriate proceedings;

(x) any contractual right of set-off or any contractual right to charge or contractual security interest in or Lien on the accounts of the Company or any of its Consolidated Subsidiaries with one or more depositary institutions to effect the payment of amounts to such depositary institution(s), whether or not due and payable in respect of any Debt or financing arrangement and any other Lien arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;

(xi) any Liens on assets of Subsidiaries organized outside of the United States in favor of lenders or an affiliated guarantor under or in connection with short-term working capital lines of credit or overdraft facilities, in each case entered into in the ordinary course of business;

(xii) any Lien arising out of the L/C Cash Deposit Account under this Agreement or any other Liens arising under substantially similar letter of credit cash deposit account arrangements, it being understood that any such cash deposit account is used to support then outstanding letters of credit and is not required to be funded or otherwise utilized to support the renewal of existing letters of credit or the issuance of new letters of credit; and

(xiii) Liens not otherwise permitted by the foregoing clauses of this Section securing Debt in an aggregate principal amount at any time outstanding not to exceed $25,000,000.

(b) Mergers, Etc. (i) Merge or consolidate with or into any Person (other than a Consolidated Subsidiary of the Company) except that the Company may agree to merge or consolidate any Consolidated Subsidiary with any Person in connection with an acquisition of such Person or (ii) sell, lease or otherwise transfer (whether in one transaction or a series of transactions) all or substantially all of the Company’s business or assets (whether now owned or hereafter acquired) to any Person (other than a Consolidated Subsidiary of the Company), or permit any Consolidated Subsidiary to merge or consolidate with or into or transfer (whether in one transaction or a series of transactions) all or any substantial part of its assets (whether now owned or hereafter acquired) to any Person except (x) (A) the Company or another Consolidated Subsidiary of the Company or (B) to any other Person if the Board of Directors of the Company (or the finance committee or an officer of the Company duly authorized for such purpose) determines in good faith that the Consolidated Subsidiary or the assets of such Consolidated Subsidiary, as the case may be, are not material to the Company and its Consolidated Subsidiaries taken as a whole, and (y) any Consolidated Subsidiary may merge with or consolidate into any Person in connection with an acquisition of such Person, provided, in each case, that no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.

(c) Accounting Changes. Make or permit, or permit any of its Consolidated Subsidiaries to make or permit, any change in accounting policies or reporting practices, except as required or permitted by generally accepted accounting principles or applicable statutory requirements.

(d) Change in Nature of Business. Engage, or permit any Consolidated Subsidiary to engage, predominantly in any business other than business of the same general type as conducted on the date hereof by the Company and its Consolidated Subsidiaries.

(e) Acquisitions. Purchase or otherwise acquire all or substantially all of the assets, or a business unit or division, of any Person except to the extent that (i) the consideration of such purchase or acquisition consists solely of capital stock of the Company or (ii) the cash consideration of all such purchases and acquisitions paid in a single year does not exceed, together with Restricted Payments made under Section 5.02(f)(v) and Capital Expenditures made under Section 5.02(g), $600,000,000 (the “aggregate basket”) paid in any fiscal year, of which up to $200,000,000 of any amount of such aggregate basket unused in any fiscal year may be carried forward to the succeeding fiscal year; provided that (x) if at the end of any fiscal year the Leverage Ratio exceeds 2.75 to 1, no portion of such aggregate basket unused in that fiscal year may be carried forward to the next fiscal year, (y) if at the end of any fiscal year the Leverage Ratio is less than or equal to 2.75 to 1, the aggregate basket will for all such items increase to $800,000,000 for the next fiscal year (and no portion of such increase in the aggregate basket unused in that next fiscal year may be carried forward to the subsequent fiscal year) and (z) the aggregate basket available for acquisitions under this clause (e), for Restricted Payments permitted under Section 5.02(f)(v) and for Capital Expenditures permitted under Section 5.02(g) in any fiscal year shall be increased by the aggregate amount of net cash proceeds of up to $100,000,000 received during such fiscal year from dispositions by the Company and/or any of its Subsidiaries, and any such amount unused in such fiscal year may be carried forward to the succeeding fiscal year, which shall be in addition to any amounts otherwise carried forward pursuant to this clause.

(f) Restricted Payments. Declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any shares of its common stock now or hereafter outstanding, return any capital to its stockholders as such, or make any distribution of assets, equity interests, obligations or securities to its stockholders as such (any of the foregoing, a “Restricted Payment”), except that the Company may:

(i) declare and pay dividends and distributions payable (A) in common stock of the Company and/or (B) in cash to the extent permitted by clause (iv) below,

(ii) purchase, redeem, retire, defease or otherwise acquire shares of its capital stock (A) with the proceeds received contemporaneously from the issue of new shares of its capital stock with equal or inferior voting powers, designations, preferences and rights or (B) in connection with the exercise of options by the employees of the Company or its Subsidiaries or the vesting and release of restricted shares granted to employees of the Company and its Subsidiaries under stock-based compensation plans,

(iii) distribute preferred stock (or the right to purchase preferred stock) of the Company in connection with a stockholders’ rights plan,

(iv) declare and pay dividends with respect to any preferred stock, convertible preferred stock, convertible trust preferred instrument or similar securities of the Company outstanding on or after the Effective Date, or

(v) declare and pay Restricted Payments not otherwise permitted under clauses (i) through (iv) above in an amount not to exceed, together with acquisitions made under Section 5.02(e)(ii) and Capital Expenditures made under Section 5.02(g), $600,000,000 paid in any fiscal year, of which up to $200,000,000 of any amount of such aggregate basket unused in any fiscal year may be carried forward to the succeeding fiscal year; provided that (x) if at the end of any fiscal year the Leverage Ratio exceeds 2.75 to 1, (A) no portion of such amount unused in that fiscal year may be carried forward to the next fiscal year, and (B) cash common stock dividends and net share repurchases (to the extent not otherwise contemplated by other provisions of this Section 5.02(f)) made in reliance on such aggregate basket for such next fiscal year shall not exceed $400,000,000, (y) if at the end of any fiscal year the Leverage Ratio is less than or equal to 2.75 to 1, the aggregate basket will for all such items increase to $800,000,000 for the next fiscal year, provided that no portion of such increase in the aggregate basket unused in that next fiscal year may be carried forward to the subsequent fiscal year, and cash common stock dividends and net share repurchases (to the extent not otherwise contemplated by other provisions of this Section 5.02(f)) made in reliance on such basket for such next fiscal year shall not exceed $600,000,000 and (z) the aggregate basket applicable to acquisitions permitted under Section 5.02(e), Restricted Payments under this clause(f)(v) and Capital Expenditures under Section 5.02(g) in any fiscal year shall be increased by the aggregate amount of net cash proceeds of up to $100,000,000 received during such fiscal year from dispositions by the Company and/or any of its Subsidiaries (provided, for the avoidance of doubt, that such increase in the aggregate basket shall not increase the separate limitations set forth above in clause (x)(B) or clause (y), as applicable, for cash common stock dividends and net share repurchases in such fiscal year), and any such amount unused in such fiscal year may be carried forward to the succeeding fiscal year, which shall be in addition to any amounts otherwise carried forward pursuant to this clause.

provided in each case, other than with respect to any Restricted Payment contemplated by clause (ii)(B), (iii) or (iv) above, that no Default shall have occurred and be continuing or shall result from such Restricted Payment.

(g) Capital Expenditures. Make, or permit any of its Consolidated Subsidiaries to make, any Capital Expenditures that would cause the aggregate of all such Capital Expenditures made by the Company and its Consolidated Subsidiaries to exceed in aggregate amount, together with acquisitions made under Section 5.02(e)(ii) and Restricted Payments made under Section 5.02(f)(v), $600,000,000 paid in any fiscal year, of which up to $200,000,000 of any amount of such aggregate basket unused in any fiscal year may be carried forward to the succeeding fiscal year; provided that (i) if at the end of any fiscal year the Leverage Ratio exceeds 2.75 to 1, no portion of such amount unused in that fiscal year may be carried forward to the next fiscal year, (ii) if at the end of any fiscal year the Leverage Ratio is less than or equal to 2.75 to 1, the aggregate basket will for all such items increase to $800,000,000 for the next fiscal year (provided that no portion of such increase in the aggregate basket unused in that fiscal year may be carried forward to the subsequent fiscal year) and (iii) the aggregate basket applicable to acquisitions permitted under Section 5.02(e), Restricted Payments permitted under Section 5.02(f)(v) and Capital Expenditures under this clause (g) in any fiscal year shall be increased by the aggregate amount of net cash proceeds of up to $100,000,000 received during such fiscal year from dispositions by the Company and/or any of its Subsidiaries, and any such amount unused in such fiscal year may be carried forward to the succeeding fiscal year, which shall be in addition to any amounts otherwise carried forward pursuant to this clause. For purposes of this subsection, “Capital Expenditures” means, for any period, the sum of, without duplication, (x) all expenditures made, directly or indirectly, during such period for equipment, fixed assets, real property or improvements, or for replacements or substitutions therefor or additions thereto, that have been or should be, in accordance with GAAP, reflected as additions to property, plant or equipment on a Consolidated balance sheet of a Person or have a useful life of more than one year plus (y) the aggregate principal amount of all Debt (including obligations under capitalized leases) assumed or incurred in connection with any such expenditures.

(h) Subsidiary Debt. Permit any of its Consolidated Subsidiaries to create or suffer to exist, any Debt other than (without duplication):

(i) Debt owed to the Company or to a Consolidated Subsidiary of the Company,

(ii) Debt existing on the Restatement Date and disclosed to the Lenders prior to the date hereof (the “Existing Debt”), and any Debt extending the maturity of, or refunding or refinancing, in whole or in part, the Existing Debt, provided that the principal amount of such Existing Debt shall not be increased above the principal amount thereof outstanding immediately prior to such extension, refunding or refinancing, and the direct and contingent obligors therefor shall not be changed, as a result of or in connection with such extension, refunding or refinancing,

(iii) Debt secured by Liens permitted by Section 5.02(a),

(iv) unsecured Debt incurred in the ordinary course of business of the Company’s Consolidated Subsidiaries organized outside the United States,

(v) book overdraft amounts outstanding at any time, and

(vi) unsecured Debt incurred in the ordinary course of business of the Company’s Consolidated Subsidiaries organized in the United States in an aggregate amount at any time outstanding of not more than $25,000,000.

SECTION 5.03. Financial Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Company will:

(a) Interest Coverage Ratio. Maintain, as of the end of each fiscal quarter, a ratio of (i) Consolidated EBITDA of the Company and its Consolidated Subsidiaries for the period of four fiscal quarters then ended to (ii) Interest Expense during such period by the Company and its Consolidated Subsidiaries, of not less than the ratio set forth opposite such fiscal quarter below:

Fiscal Quarter Ending	Ratio
June 30, 2010	3.75 to 1
September 30, 2010	3.75 to 1
December 31, 2010	4.00 to 1
March 31, 2011	4.25 to 1
June 30, 2011	4.50 to 1
September 30, 2011	5.00 to 1
December 31, 2011	5.00 to 1
March 31, 2012	5.50 to 1
June 30, 2012	5.50 to 1
September 30, 2012 and thereafter	5.75 to 1

(b) Leverage Ratio. Maintain, as of the end of each fiscal quarter, a Leverage Ratio of not greater than the ratio set forth opposite such fiscal quarter below:

Fiscal Quarter Ending	Ratio
June 30, 2010	3.75 to 1
September 30, 2010	3.75 to 1
December 31, 2010	3.25 to 1
March 31, 2011	3.25 to 1
June 30, 2011	3.25 to 1
September 30, 2011	3.00 to 1
December 31, 2011	2.75 to 1
March 31, 2012	2.75 to 1
June 30, 2012 and thereafter	2.50 to 1

(c) Minimum EBITDA. Maintain Consolidated EBITDA of the Company and its Consolidated Subsidiaries for each period of four fiscal quarters ended on the dates set forth below of not less than the amount set forth opposite the date that ends such period below:

Four Fiscal Quarters Ending	Amount
June 30, 2010	$550,000,000
September 30, 2010	$550,000,000
December 31, 2010	$550,000,000
March 31, 2011	$550,000,000
June 30, 2011	$550,000,000
September 30, 2011	$550,000,000
December 31, 2011 and thereafter	$600,000,000

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) The Company or any other Borrower shall fail to pay any principal of any Advance when the same becomes due and payable; or the Company or any other Borrower shall fail to pay any interest on any Advance or make any other payment of fees or other amounts payable under this Agreement or any Note within five Business Days after the same becomes due and payable; or

(b) Any representation or warranty made by the Company or any Designated Subsidiary (or any of its officers) in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made; or

(c) (i) The Company shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(e) or (h), 5.02 (other than subsection (c) thereof) or 5.03; (ii) the Company or any other Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(d) if such failure shall remain unremedied for 10 days after written notice thereof shall have been given to the Company by the Agent or any Lender; or (iii) the Company or any other Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any other Loan Document on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Company by the Agent or any Lender; or

(d) The Company or any of its Consolidated Subsidiaries shall fail to pay any principal of or premium or interest on any Debt (but excluding Debt outstanding hereunder and Debt owed solely to the Company or to a Consolidated Subsidiary) of the Company or such Consolidated Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument creating or evidencing such Debt; or the Company or any of its Consolidated Subsidiaries shall fail to perform or observe any covenant or agreement to be performed or observed by it in any agreement or instrument creating or evidencing any such Debt and such failure shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such failure is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any other event shall occur or condition shall exist under any agreement or instrument creating or evidencing any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument (and remain uncured three Business Days after the chief financial officer, chief operation officer, principal financial officer or principal accounting officer of the Company becomes aware or should have become aware of such event or condition), if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; provided that the aggregate principal amount (or, in the case of any payment default, failure or other event in respect of a Hedge Agreement, the net amount due and payable under such Hedge Agreement as of the date of such payment default, failure or event) of all Debt as to which any such payment defaults (whether or not at stated maturity thereof), failures or other events shall have occurred and be continuing exceeds $25,000,000; provided further that if any of the failures, actions, conditions or events set forth above in this subsection (d) shall be taken in respect of, or occur with respect to, a Consolidated Subsidiary that is organized under the laws of a jurisdiction outside of the United States, such failure, action, condition or event shall not be the basis for or give rise to an Event of Default under this subsection (d) unless such failure, action, condition or event is not cured or such amount has not been repaid within five Business Days after the chief executive officer, chief operation officer, principal financial officer or principal accounting officer of the Company knows or has reason to know of the occurrence of such action or event; or

(e) The Company or any of its Consolidated Subsidiaries shall generally not pay its debts to Persons other than the Company and its Consolidated Subsidiaries as such debts become due, or shall admit in writing its inability to pay such debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Company or any of its Consolidated Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Company or any of its Consolidated Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); provided, that if any of the actions or events set forth above in this subsection (e) shall be taken in respect of, or occur with respect to, a Consolidated Subsidiary, such action or event shall not be the basis for or give rise to an Event of Default under this subsection (e) if (x) the assets or revenues of such Consolidated Subsidiary and its Consolidated Subsidiaries, taken as a whole, comprise 5% or less of the assets or revenues, respectively, of the Company and its Consolidated Subsidiaries, taken as a whole, and (y) the aggregate assets and revenues of all Consolidated Subsidiaries otherwise subject to such actions or events set forth above do not comprise more than 15% of the assets or revenues, respectively, of the Company and its Consolidated Subsidiaries taken as a whole; or

(f) Judgments or orders for the payment of money in excess of $25,000,000 in the aggregate shall be rendered against the Company or any of its Consolidated Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(g) (i) Any Person or two or more Persons acting in concert (other than the Company or a Consolidated Subsidiary) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Stock of the Company (or other securities convertible into such Voting Stock) representing 30% or more of the combined voting power of all Voting Stock of the Company; or (ii) during any period of up to 24 consecutive months, commencing after the date of this Agreement, individuals who at the beginning of such period were directors of the Company shall cease for any reason to constitute a majority of the board of directors of the Company unless the election or nomination for election by the Company’s stockholders of each new director was approved by the vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period; or

(h) The Company or any of its ERISA Affiliates shall incur liability, or in the case of clause (i) below, shall be reasonably likely to incur liability, in excess of $25,000,000 in the aggregate as a result of one or more of the following: (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of the Company or any of its ERISA Affiliates from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan; or

(i) so long as any Consolidated Subsidiary of the Company is a Designated Subsidiary, any provision of Article VII shall for any reason cease to be valid and binding on or enforceable against the Company, or the Company shall so state in writing;

then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Company and the other Borrowers, declare the obligation of each Lender to make Advances (other than Swing Line Advances by any Lender pursuant to Section 2.02(b) and Advances by an Issuing Bank or a Lender pursuant to Section 2.03(c)), and of the Issuing Banks to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Company and the other Borrowers, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon such Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Borrower under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Advances (other than Swing Line Advances by a Lender pursuant to Section 2.02(b) and Advances by an Issuing Bank or a Lender pursuant to Section 2.03(c)), and of the Issuing Banks to issue Letters of Credit shall automatically be terminated and (B) such Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by each Borrower.

SECTION 6.02. Actions in Respect of the Letters of Credit upon Default. If any Event of Default shall have occurred and be continuing, the Agent may with the consent, or shall at the request, of the Required Lenders, irrespective of whether it is taking any of the actions described in Section 6.01 or otherwise, make demand upon the Company to, and forthwith upon such demand the Company will, (a) pay to the Agent on behalf of the Lenders in same day funds at the Agent’s office designated in such demand, for deposit in the applicable sub-account of the L/C Cash Deposit Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding or (b) make such other reasonable arrangements in respect of the outstanding Letters of Credit as shall be acceptable to the Required Lenders; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Borrower under the Federal Bankruptcy Code, an amount equal to the aggregate Available Amount of all outstanding Letters of Credit shall be immediately due and payable to the Agent for the account of the Lenders without notice to or demand upon the Borrowers, which are expressly waived by each Borrower, to be held in the L/C Cash Deposit Account. If at any time the Agent reasonably determines that any funds held in the L/C Cash Deposit Account are subject to any right or interest of any Person other than the Agent and the Lenders or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Borrowers will, forthwith upon demand by the Agent, pay to the Agent, as additional funds to be deposited and held in the L/C Cash Deposit Account, an amount equal to the excess of (x) such aggregate Available Amount over (y) the total amount of funds, if any, then held in the L/C Cash Deposit Account that are free and clear of any such right and interest. Upon the drawing of any Letter of Credit when this Section 6.02 is applicable (and without prejudice to Section 2.10(c)) to the extent funds are on deposit in the L/C Cash Deposit Account, such funds shall be applied to reimburse the Issuing Banks to the extent permitted by applicable law, and if so applied, then such reimbursement shall be deemed a repayment of the corresponding Advance or reimbursement obligation in respect of such Letter of Credit. To the extent that any such Letter of Credit expires or otherwise terminates, and to the extent the applicable Issuing Bank’s liability has ceased to exist under such Letter of Credit, and funds are on deposit in the L/C Cash Deposit Account in respect of such Letter of Credit, an amount equal to the undrawn amounts under such Letter of Credit shall be promptly returned from such L/C Cash Deposit Account to the Company. If any Event of Default has been waived or otherwise cured and no other Event of Default has occurred and is continuing, the balance, if any, in the L/C Cash Deposit Account shall be promptly returned to the Company. If, in accordance with this Section 6.02, the balance in the L/C Cash Deposit Account has not been otherwise returned, then after all such Letters of Credit shall have expired or been fully drawn upon and all other obligations of the Borrowers hereunder and under the Notes shall have been paid in full, the balance, if any, in such L/C Cash Deposit Account shall be promptly returned to the Company.

ARTICLE VII

GUARANTY

SECTION 7.01. Guaranty. The Company hereby absolutely, unconditionally and irrevocably guarantees, as a guarantee of payment and not of collection, the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all obligations of each other Borrower now or hereafter existing under or in respect of this Agreement and any Notes (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, fees and expenses of counsel) incurred by the Agent or any other Lender in enforcing any rights under this Article VII. Without limiting the generality of the foregoing, the Company’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any such Borrower to the Agent or any Lender under or in respect of this Agreement or any Notes but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such Borrower.

SECTION 7.02. Guaranty Absolute. The Company guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of this Agreement and the Notes, if any, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Lender with respect thereto. The obligations of the Company under or in respect of this Article VII are independent of the Guaranteed Obligations or any other obligations of any other Borrower under or in respect of this Agreement and any Notes, and a separate action or actions may be brought and prosecuted against the Company to enforce this Article VII, irrespective of whether any action is brought against any Borrower or whether any Borrower is joined in any such action or actions. The liability of the Company under this Article VII shall be irrevocable, absolute and unconditional irrespective of, and the Company hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of this Agreement (other than this Article VII), the Notes, if any, or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other obligations of any Borrower under or in respect of this Agreement or the Notes, if any, or any other amendment or waiver of or any consent to departure from this Agreement or the Notes, if any, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Borrower or any of its Subsidiaries or otherwise;

(c) any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(d) any manner of application of collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations or any other obligations of any Borrower under this Agreement or the Notes, if any, or any other assets of any Borrower or any of its Subsidiaries;

(e) any change, restructuring or termination of the corporate structure or existence of any Borrower or any of its Subsidiaries;

(f) any failure of any Lender or the Agent to disclose to the Company any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any Borrower now or hereafter known to such Lender or the Agent (the Company waiving any duty on the part of the Lenders and the Agent to disclose such information); or

(g) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Lender or the Agent that might otherwise constitute a defense available to, or a discharge of, any Borrower or any other guarantor or surety.

This Article VII shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Lender or the Agent or any other Person upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise, all as though such payment had not been made.

SECTION 7.03. Waivers and Acknowledgments. (a) The Company hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Article VII and any requirement that any Lender or the Agent protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Borrower or any other Person or any collateral.

(b) The Company hereby unconditionally and irrevocably waives any right to revoke this Article VII and acknowledges that the guaranty under this Article VII is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c) The Company hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Lender or the Agent that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of the Company or other rights of the Company to proceed against any Borrower, any other guarantor or any other Person or any collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the obligations of the Company hereunder.

(d) The Company hereby unconditionally and irrevocably waives any duty on the part of any Lender or the Agent to disclose to the Company any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any Borrower or any of its Subsidiaries now or hereafter known by such Lender or the Agent.

(e) The Company acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by this Agreement and any Notes and that the waivers set forth in Section 7.02 and this Section 7.03 are knowingly made in contemplation of such benefits.

SECTION 7.04. Subrogation. The Company hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against any Borrower or any other insider guarantor that arise from the existence, payment, performance or enforcement of the Company’s obligations under or in respect of this Article VII, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Lender or the Agent against any Borrower or any other insider guarantor or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Borrower or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Article VII shall have been paid in full in cash, all Letters of Credit (other than Special Letters of Credit) issued for the account of such Borrower shall have expired or been terminated and the Revolving Credit Commitments shall have expired or been terminated. If any amount shall be paid to the Company in violation of the immediately preceding sentence at any time prior to the later of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Article VII, (b) the Termination Date and (c) the latest date of expiration of or termination of all Letters of Credit (other than Special Letters of Credit) issued for the account of such Borrower, such amount shall be received and held in trust for the benefit of the Lenders and the Agent, shall be segregated from other property and funds of the Company and shall forthwith be paid or delivered to the Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Article VII, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as collateral for any Guaranteed Obligations or other amounts payable under this Article VII thereafter arising. If (i) the Company shall make payment to any Lender or the Agent of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Article VII shall have been paid in full in cash, (iii) the Termination Date shall have occurred and (iv) all Letters of Credit (other than Special Letters of Credit) issued for the account of such Borrower shall have expired or been terminated, the Lenders and the Agent will, at the Company’s request and expense, execute and deliver to the Company appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Company of an interest in the Guaranteed Obligations resulting from such payment made by the Company pursuant to this Article VII.

SECTION 7.05. Continuing Guaranty; Assignments. The guaranty under this Article VII is a continuing guaranty and shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Article VII, (ii) the Termination Date and (iii) the latest date of expiration or termination of all Letters of Credit (other than Special Letters of Credit), (b) be binding upon the Company, its successors and assigns and (c) inure to the benefit of and be enforceable by the Lenders and the Agent and their successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, any Lender may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Revolving Credit Commitments, the Advances owing to it and the Note or Notes held by it, if any) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as and to the extent provided in Section 9.07.

ARTICLE VIII

THE AGENT

SECTION 8.01. Authorization and Authority. Each Lender hereby irrevocably appoints Citibank to act on its behalf as the Agent hereunder and under the Notes and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except as provided in Section 8.06, the provisions of this Article are solely for the benefit of the Agent and the Lenders, and neither the Company nor any Designated Subsidiary shall have rights as a third party beneficiary of any of such provisions.

SECTION 8.02. Agent Individually. (a) The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.

(b) Each Lender understands that the Person serving as Agent, acting in its individual capacity, and its Affiliates (collectively, the “Agent’s Group”) are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) (such services and businesses are collectively referred to in this Section 8.02 as “Activities”) and may engage in the Activities with or on behalf of the Company or its Affiliates. Furthermore, the Agent’s Group may, in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for its own account or on behalf of others (including the Company and its Affiliates and including holding, for its own account or on behalf of others, equity, debt and similar positions in the Company or its Affiliates), including trading in or holding long, short or derivative positions in securities, loans or other financial products of one or more of the Company and its Affiliates. Each Lender understands and agrees that in engaging in the Activities, the Agent’s Group may receive or otherwise obtain information concerning the Company and its Affiliates (including information concerning the ability of the Company to perform its obligations hereunder and under the Notes) which information may not be available to any of the Lenders that are not members of the Agent’s Group. None of the Agent nor any member of the Agent’s Group shall have any duty to disclose to any Lender or use on behalf of the Lenders, and shall not be liable for the failure to so disclose or use, any information whatsoever about or derived from the Activities or otherwise (including any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Company, any Designated Subsidiary or any Affiliate thereof) or to account for any revenue or profits obtained in connection with the Activities, except that the Agent shall deliver or otherwise make available to each Lender such documents as are expressly required by this Agreement to be transmitted by the Agent to the Lenders.

(c) Each Lender further understands that there may be situations where members of the Agent’s Group or their respective customers (including the Company and its Affiliates) either now have or may in the future have interests or take actions that may conflict with the interests of any one or more of the Lenders (including the interests of the Lenders hereunder). Each Lender agrees that no member of the Agent’s Group is or shall be required to restrict its activities as a result of the Person serving as Agent being a member of the Agent’s Group, and that each member of the Agent’s Group may undertake any Activities without further consultation with or notification to any Lender. None of (i) this Agreement, (ii) the receipt by the Agent’s Group of information (including Information) concerning the Company or its Affiliates (including information concerning the ability of the Company and the Designated Subsidiaries to perform their respective obligations hereunder and under the Notes) nor (iii) any other matter shall give rise to any fiduciary, equitable or contractual duties (including without limitation any duty of trust or confidence) owing by the Agent or any member of the Agent’s Group to any Lender including any such duty that would prevent or restrict the Agent’s Group from acting on behalf of customers (including the Company or its Affiliates) or for its own account.

SECTION 8.03. Duties of Agent; Exculpatory Provisions. (a) The Agent’s duties hereunder and under the Notes are solely ministerial and administrative in nature and the Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, the Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, but shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written direction of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein), provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent or any of its Affiliates to liability or that is contrary to this Agreement or applicable law.

(b) The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.01 or 6.01) or (ii) in the absence of its own gross negligence or willful misconduct. The Agent shall be deemed not to have knowledge of any Default or the event or events that give or may give rise to any Default unless and until the Company or any Lender shall have given notice to the Agent describing such Default and such event or events.

(c) Neither the Agent nor any member of the Agent’s Group shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement or the Information Memorandum, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document or the perfection or priority of any Lien or security interest created or purported to be created hereby or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to the Agent.

(d) Nothing in this Agreement shall require the Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or any of its Related Parties.

SECTION 8.04. Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless an officer of the Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Lender prior to the making of such Advance or the issuance of such Letter of Credit, and in the case of a Borrowing, such Lender shall not have made available to the Agent such Lender’s ratable portion of such Borrowing. The Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05. Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any Note by or through any one or more sub-agents appointed by the Agent, and the Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties, provided, in each case that no such delegation to a sub-agent or a Related Party shall release the Agent from any of its obligations hereunder. Each such sub-agent and the Related Parties of the Agent and each such sub-agent shall be entitled to the benefits of all provisions of this Article VIII and Section 9.04 (as though such sub-agents were the “Agent” hereunder and under the Notes) as if set forth in full herein with respect thereto.

SECTION 8.06. Resignation of Agent. (a) The Agent may at any time and, if the Person acting as the Agent is a Defaulting Lender and the Company so requests, the Agent shall promptly, give notice of its resignation to the Lenders and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Company so long as no Event of Default has occurred and is continuing, to appoint a successor, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank with an office in New York, New York. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (such 30-day period, the “Lender Appointment Period”), then the retiring Agent may on behalf of the

Lenders, with the consent of the Company so long as no Event of Default has occurred and is continuing, or, if the Agent is resigning upon request of the Company pursuant to the preceding sentence, the Company may on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above. In addition and without any obligation on the part of the retiring Agent to appoint, on behalf of the Lenders, a successor Agent, the retiring Agent may at any time upon or after the end of the Lender Appointment Period notify the Company and the Lenders that no qualifying Person has accepted appointment as successor Agent and the effective date of such retiring Agent’s resignation which effective date shall be no earlier than three business days after the date of such notice. Upon the resignation effective date established in such notice and regardless of whether a successor Agent has been appointed and accepted such appointment, the retiring Agent’s resignation shall nonetheless become effective and (i) the retiring Agent shall be discharged from its duties and obligations as Agent hereunder and under the Notes but shall not be relieved of any of its obligations as a Lender and (ii) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties as Agent of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations as Agent hereunder or under the Notes but shall not be relieved of any of its obligations as a Lender (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Company to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring Agent’s resignation hereunder and under the Notes, the provisions of this Article and Section 9.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

(b) Any resignation pursuant to this Section by a Person acting as Agent shall, unless such Person shall notify the Company and the Lenders otherwise, also act to relieve such Person and its Affiliates of any obligation to advance or issue new, or extend existing, Swing Line Advances or Letters of Credit where such advance, issuance or extension is to occur on or after the date that is 60 days after such Person gave notice of such resignation. Upon the acceptance of a successor’s appointment as Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Agent in its capacity (if any) as Issuing Bank and/or Swing Line Bank, (ii) the retiring Agent in its capacity (if any) as Issuing Bank and/or Swing Line Bank shall be discharged from all of its respective duties and obligations hereunder or under the Notes in such capacity, (iii) the successor Swing Line Bank shall enter into an Assignment and Acceptance and acquire from the retiring Swing Line Bank each outstanding Swing Line Advance of such retiring Swing Line Bank for a purchase price equal to par plus accrued interest and (iv) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit; except, in each case, as may otherwise be agreed by the Company and such successor Agent if the retiring Agent is a Defaulting Lender.

SECTION 8.07. Non-Reliance on Agent and Other Lenders. (a) Each Lender confirms to the Agent, each other Lender and each of their respective Related Parties that it (i) possesses (individually or through its Related Parties) such knowledge and experience in financial and business matters that it is capable, without reliance on the Agent, any other Lender or any of their respective Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) of (x) entering into this Agreement, (y) making Advances and other extensions of credit hereunder and (z) in taking or not taking actions hereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Agreement and making Advances and other extensions of credit hereunder is suitable and appropriate for it.

(b) Each Lender acknowledges that (i) it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the Notes, (ii) that it has, independently and without reliance upon the Agent, any other Lender or any of their respective Related Parties, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, this Agreement based on such documents and information, as it has deemed appropriate and (iii) it will, independently and without reliance upon the Agent, any other Lender or any of their respective Related Parties, continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, this Agreement and the Notes based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:

(i) the financial condition, status and capitalization of the Company and each Designated Subsidiary;

(ii) the legality, validity, effectiveness, adequacy or enforceability of this Agreement and the Notes and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with this Agreement;

(iii) determining compliance or non-compliance with any condition hereunder to the making of an Advance, or the issuance of a Letter of Credit and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition;

(iv) the adequacy, accuracy and/or completeness of the Information Memorandum and any other information delivered by the Agent, any other Lender or by any of their respective Related Parties under or in connection with this Agreement, the transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with this Agreement.

SECTION 8.08. No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Persons acting as bookrunners, arrangers, syndication agents or documentation agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement, except in its capacity, as applicable, as the Agent or as a Lender hereunder.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or any Notes, nor consent to any departure by the Company or any other Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Non-Defaulting Lenders, do any of the following: (a) waive any of the conditions specified in Section 3.01 or Section 3.02, (b) increase the Revolving Credit Commitments of the Lenders other than in accordance with Section 2.18, (c) reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder, (d) postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, (e) change the percentage of the Revolving Credit Commitments or of the aggregate unpaid principal amount of the Advances, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder, (f) reduce or limit the obligations of the Company under Section 7.01 or release or otherwise limit the Company’s liability with respect to its obligations under Article VII or (g) amend the definition of “Required Lenders” or this Section 9.01; provided further that any amendment, waiver or consent requiring the consent of all Non-Defaulting Lenders under clauses (b), (c), (d) or (f) of the preceding proviso that by its terms adversely affects any Defaulting Lender disproportionately as compared to other affected Lenders shall require the consent of such Defaulting Lender and any such amendment, waiver or consent that would alter the terms of this proviso will require the consent of such Defaulting Lender; provided still further that (i) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any Note, (ii) no amendment, waiver or consent shall, unless in writing and signed by each Swing Line Bank in addition to the Lenders required above to take such action, adversely affect the rights or obligations of the Swing Line Banks in their capacities as such under this Agreement; and (iii) no amendment, waiver or consent shall, unless in writing and signed by each affected Issuing Bank in addition to the Lenders required above to take such action, adversely affect the rights or obligations of an Issuing Bank in its capacity as such under this Agreement.

SECTION 9.02. Notices, Etc. All notices and other communications provided for hereunder shall be either (x) in writing (including facsimile communication) and mailed, telecopied or delivered or (y) as and to the extent set forth in Section 9.02(b) and in the proviso to this Section 9.02(a), if to the Company or any other Borrower, to (or in care of) the Company, at its address at 1114 Avenue of the Americas, New York, New York 10036, Attention: Senior Vice President and Treasurer (with a copy at the same address to the Senior Vice President and General Counsel); if to any Initial Lender, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender; and if to the Agent, at its address at Building #3, 1615 Brett Road, New Castle, Delaware 19720, Attention: Bank Loan Syndications Department; or, as to the Company or the Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Company and the Agent, provided that materials required to be delivered pursuant to Section 5.01(h)(i), (ii) or (iv) shall be delivered to the Agent as specified in Section 9.02(b) or as otherwise specified to the applicable Borrower by the Agent. All such notices and communications shall, when mailed, telecopied or e-mailed, be effective when deposited in the mails, telecopied or confirmed by e-mail, respectively, except that notices and communications to the Agent pursuant to Article II, III or VII shall not be effective until received by the Agent. Delivery by facsimile of an executed counterpart of any amendment or waiver of any provision of this Agreement or any Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

(b) So long as Citibank or any of its Affiliates is the Agent, materials required to be delivered pursuant to Sections 5.01(h)(i), (ii) and (iv) may be delivered to the Agent in an electronic medium in a format acceptable to the Agent and the Lenders by e-mail at oploanswebadmin@citigroup.com. Each Borrower agrees that the Agent may make such materials, as well as any other written information, documents, instruments and other material relating to such Borrower, any of its Subsidiaries or any other materials or matters relating to this Agreement, any Notes or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Lenders by posting such notices on a password protected internet website such as Intralinks (the “Platform”). Each Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent or any of its Affiliates in connection with the Platform.

(c) Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender for purposes of this Agreement; provided that if requested by any Lender the Agent shall deliver a copy of the Communications to such Lender by e-mail or telecopier. Each Lender agrees (i) to notify the Agent in writing of such Lender’s e-mail address or addresses to which a Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender becomes a party to this Agreement (and from time to time thereafter to ensure that the Agent has on record an effective e-mail address(es) for such Lender) and (ii) that any Notice may be sent to such e-mail address or addresses.

SECTION 9.03. No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 9.04. Costs and Expenses. (a) The Company agrees to pay on demand all reasonable out-of-pocket expenses of the Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, any Notes and the other documents to be delivered hereunder, including, without limitation, (A) all due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, consultant, and audit expenses and (B) the reasonable fees and expenses of counsel for the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities under this Agreement. The Company further agrees to pay on demand all costs and expenses of the Agent and the Lenders, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, any Notes and the other documents to be delivered hereunder, including, without limitation, reasonable fees and expenses of counsel for the Agent and each Lender in connection with the enforcement of rights under this Section 9.04(a).

(b) The Company agrees to indemnify and hold harmless the Agent and each Lender and each of their Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) any Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances or Letters of Credit, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct or is a consequence of such Indemnified Party’s (or its Affiliate’s) becoming a Defaulting Lender hereunder (including, for the avoidance of doubt, its failure to perform its funding obligations hereunder within two Business Days of the date required to be funded by it hereunder). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Company, its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto. The Company also agrees not to assert any claim for special, indirect, consequential or punitive damages against the Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, arising out of or otherwise relating to any Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances.

(c) If any payment of principal of, or Conversion of, any Eurocurrency Rate Advance is made by any Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.08(d) or (e), 2.10 or 2.12, acceleration of the maturity of any Notes pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 9.07 as a result of a demand by the Company pursuant to Section 9.07(a), such Borrower shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

(d) Without prejudice to the survival of any other agreement of the Company and the other Borrowers hereunder, the agreements and obligations of the Company and the other Borrowers contained in Sections 2.11, 2.14 and 9.04 and the agreements and obligations of the Company, the other Borrowers and the Issuing Banks contained in Section 2.10(c) shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any Notes.

(e) Reimbursement by Lenders. Each Lender severally agrees to indemnify the Agent and each Issuing Bank (in each case, to the extent not promptly reimbursed by the Company) from and against such Lender’s ratable share of any and all losses, claims, damages, liabilities, obligations, penalties, actions, judgments, suits, costs, disbursements and expenses, joint or several, of any kind or nature (including the fees, charges and disbursements of any advisor or counsel for such Person that may be imposed on, incurred by, or asserted against the Agent or any Issuing Bank, as the case may be, in any way relating to or arising out of this Agreement or the Notes or any action taken or omitted by the Agent or any Issuing Bank under this Agreement or the Notes; provided, however, that no Lender shall be liable for any portion of such losses, claims, damages, liabilities, obligations, penalties, actions, judgments, suits, costs, disbursements or expenses resulting from the Agent’s or such Issuing Bank’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction, nor shall any Lender be liable to the extent that any claim with respect to any Special Letter of Credit under this section relates to an event arising on or after the Participation Cut-Off Date. Without limitation of the foregoing, each Lender agrees to reimburse the Agent and each Issuing Bank for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Company under Section 9.04(a), to the extent that the Agent or such Issuing Bank is not promptly reimbursed for such costs and expenses by the Company.

SECTION 9.05. Right of Set-off. Upon either (a) the occurrence and during the continuance of any Event of Default under Section 6.01(e) or (b) (i) the occurrence and during the continuance of any other Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of the Company or any Borrower against any and all of the obligations of the Company or any Borrower now or hereafter existing under this Agreement and any Note held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Lender agrees promptly to notify the appropriate Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its Affiliates may have.

SECTION 9.06. Binding Effect. This Agreement shall become effective (other than Section 2.01, which shall only become effective upon satisfaction of the conditions precedent set forth in Section 3.01) when it shall have been executed by the Company and the Agent and when the Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Company, the Agent and each Lender and their respective successors and assigns, except that neither the Company nor any other Borrower shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

SECTION 9.07. Assignments and Participations. (a) Each Lender may and, so long as no Default shall have occurred and be continuing, if demanded by the Company following a demand by such Lender pursuant to Section 2.11 or 2.14, or if such Lender is a Defaulting Lender, following demand by the Company at any time, upon at least 5 Business Days’ notice to such Lender and the Agent, shall, assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, its Unissued Letter of Credit Commitment, the Advances owing to it, its participations in Letters of Credit and any Note or Notes held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement related to the Commitments or the Unissued Letter of Credit Commitment assigned thereby, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the amount of (x) the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof and (y) the Unissued Letter of Credit Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof unless, in each case, the Company and the Agent otherwise agree, (iii) each such assignment shall be to an Eligible Assignee, (iv) each such assignment made as a result of a demand by the Company pursuant to this Section 9.07(a) shall be arranged by the Company after consultation with the Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, (v) no Lender shall be obligated to make any such assignment as a result of a demand by the Company pursuant to this Section 9.07(a) unless and until such Lender shall have received one or more payments from either the Company or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement, and (vi) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note subject to such assignment and a processing and recordation fee of $3,500 payable by the parties to each such assignment, provided, however, that in the case of each assignment made as a result of a demand by the Company, such recordation fee shall be payable by the Company except that no such recordation fee shall be payable in the case of an assignment made at the request of the Company to an Eligible Assignee that is an existing Lender, and (vii) any Non-Defaulting Lender may, without the approval of the Company or the Agent, assign all or a portion of its rights to any of its Affiliates that is a financial institution or to another Lender unless on the date of such assignment the assignee would be entitled to make a demand pursuant to Section 2.11 or 2.14 (in which case such assignment shall be permitted only if the assignee shall waive in a manner satisfactory to the Company in form and substance its rights to make such a demand) or is or would, in the reasonable judgment of the Company, be reasonably likely to become a Defaulting Lender. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.11, 2.14 and 9.04 to the extent any claim thereunder relates to an event arising prior such assignment) and be released from its obligations (other than its obligations under Section 9.04(e) to the extent any claim thereunder relates to an event arising prior to such assignment) under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Company or any other Borrower or the performance or observance by the Company or any other Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(c) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Note or Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Company.

(d) The Agent shall maintain at its address referred to in Section 9.02 a copy of each Assumption Agreement and each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and each Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Company, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Company or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e) Each Lender may sell participations to one or more banks or other entities (other than the Company or any of its Affiliates or, unless the Company’s prior consent is obtained, an Ineligible Person (as defined in subsection (f) below)), in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Revolving Credit Commitment, the Advances owing to it and any Note or Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Revolving Credit Commitment to the Borrowers hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Company, the other Borrowers, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any rights as a Lender hereunder, including, without limitation, any right to make any demand under Section 2.11 or 2.14 or right to approve any amendment or waiver of any provision of this Agreement or any Note, or any consent to any departure by the Company or any other Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, any Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, any Notes or any fees or other amounts payable hereunder or reduce or limit the obligations of the Company under Section 7.01 or release or otherwise limit the Company’s liability with respect to its obligations under Article VII or amend this Section 9.07(e) in any manner adverse to such participant, in each case to the extent subject to such participation and in any event such voting rights shall not exceed those of the Lender hereunder that is the seller of such participation.

(f) Any Lender may, in connection with any assignment or participation or proposed assignment or participation permitted under this Section 9.07, disclose to the assignee or participant or proposed assignee or participant other than, unless the Company’s prior consent is obtained, an Ineligible Person (as defined below), any information relating to any Borrower furnished to such Lender by or on behalf of such Borrower; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree for the benefit of the Company to preserve the confidentiality of any Information relating to any Borrower received by it from such Lender. “Ineligible Person” means any entity (other than the Company) within the Global Industrial Classification (“GICS”) Media Industry Group, presently designated as No. 2540 (and any successor or replacement thereto) appearing on Bloomberg, and any other entities in the advertising or media industry that the Company provides on a list to the Agent from time to time.

(g) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and any Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

SECTION 9.08. Confidentiality. Each of the Agent, the Lenders and the Issuing Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective managers, partners, directors, officers, employees, agents, advisors and other representatives who need to know the Information in connection with this Agreement or in connection with other contemplated transactions for the benefit of the Company (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential on substantially the same terms as provided herein), (b) to the extent requested by any regulatory authority having jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) to the extent necessary in connection with the exercise of any remedies hereunder or under any Note or any action or proceeding relating to this Agreement or any Note or the enforcement of rights hereunder or thereunder, (f) subject to an agreement for the benefit of the Company containing provisions substantially the same as those of this Section, to any assignee, participant or prospective assignee or participant, in each case permitted hereunder, (g) with the consent of the Company or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Agent, any Lender, the Issuing Bank or their respective Affiliates on a nonconfidential basis from a source other than the Company that, to the knowledge of the Agent, such Lender, the Issuing Bank or such Affiliate, as applicable, is not in violation of any confidentiality agreement with the Company.

For purposes of this Section, “Information” means all confidential, proprietary or non-public information of the Company furnished to the Agent or the Lenders by the Company.

SECTION 9.09. Designated Subsidiaries. (a) Designation. The Company may at any time, and from time to time, upon not less than 15 Business Days’ notice in the case of any Subsidiary so designated after the Restatement Date, notify the Agent that the Company intends to designate a Subsidiary as a “Designated Subsidiary” for purposes of this Agreement. On or after the date that is 15 Business Days after such notice, upon delivery to the Agent and each Lender of a Designation Agreement duly executed by the Company and the respective Subsidiary and substantially in the form of Exhibit E hereto, such Subsidiary shall thereupon become a “Designated Subsidiary” for purposes of this Agreement and, as such, shall have all of the rights and obligations of a Borrower hereunder. The Agent shall promptly notify each Lender of the Company’s notice of such pending designation by the Company and the identity of the respective Subsidiary. Following the giving of any notice pursuant to this Section 9.07(a), if the designation of such Designated Subsidiary obligates the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall, promptly upon the request of the Agent or any Lender, supply such documentation and other evidence as is reasonably requested by the Agent or any Lender in order for the Agent or such Lender to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations.

If the Company shall designate as a Designated Subsidiary hereunder any Subsidiary not organized under the laws of the United States or any State thereof, any Lender may, with notice to the Agent and the Company, fulfill its Revolving Credit Commitment by causing an Affiliate of such Lender to act as the Lender in respect of such Designated Subsidiary (and such Lender shall, to the extent of Advances made to and participations in Letters of Credit issued for the account of such Designated Subsidiary, be deemed for all purposes hereof to have pro tanto assigned such Advances and participations to such Affiliate in compliance with the provisions of Section 9.07).

As soon as practicable after receiving notice from the Company or the Agent of the Company’s intent to designate a Subsidiary as a Designated Borrower, and in any event no later than five Business Days after the delivery of such notice, for a Designated Subsidiary that is organized under the laws of a jurisdiction other than of the United States or a political subdivision thereof, any Lender that may not legally lend to, establish credit for the account of and/or do any business whatsoever with such Designated Subsidiary directly or through an Affiliate of such Lender as provided in the immediately preceding paragraph (a “Protesting Lender”) shall so notify the Company and the Agent in writing. With respect to each Protesting Lender, the Company shall, effective on or before the date that such Designated Subsidiary shall have the right to borrow hereunder, either (A) notify the Agent and such Protesting Lender that the Revolving Credit Commitments of such Protesting Lender shall be terminated; provided that such Protesting Lender shall have received payment of an amount equal to the outstanding principal of its Advances and/or Letter of Credit reimbursement obligations, accrued interest thereon, accrued fees and all other amounts then payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company or the relevant Designated Subsidiary (in the case of all other amounts), or (B) cancel its request to designate such Subsidiary as a “Designated Subsidiary” hereunder.

(b) Termination. Upon the payment and performance in full of all of the indebtedness, liabilities and obligations under this Agreement and the Notes of any Designated Subsidiary then, so long as at the time no Notice of Revolving Credit Borrowing in respect of such Designated Subsidiary is outstanding, such Subsidiary’s status as a “Designated Subsidiary” shall terminate upon notice to such effect from the Agent to the Lenders (which notice the Agent shall give promptly upon its receipt of a request therefor from the Company). Thereafter, the Lenders shall be under no further obligation to make any Advance hereunder to such Designated Subsidiary.

SECTION 9.10. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to conflicts of law provisions that might require application of the laws of a different jurisdiction.

SECTION 9.11. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.12. Judgment. (a) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase Dollars with such other currency at Citibank’s principal office in London at 11:00 A.M. (London time) on the Business Day preceding that on which final judgment is given.

(b) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in a Committed Currency or Committed L/C Currency into Dollars, the parties agree to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase such Committed Currency or Committed L/C Currency with Dollars at Citibank’s principal office in London at 11:00 A.M. (London time) on the Business Day preceding that on which final judgment is given.

(c) The obligation of the Company and each other Borrower in respect of any sum due from it in any currency (the “Primary Currency”) to any Lender or the Agent hereunder shall, notwithstanding any judgment in any other currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Agent (as the case may be), of any sum adjudged to be so due in such other currency, such Lender or the Agent (as the case may be) may in accordance with normal banking procedures purchase the applicable Primary Currency with such other currency; if the amount of the applicable Primary Currency so purchased is less than such sum due to such Lender or the Agent (as the case may be) in the applicable Primary Currency, the Company and each other Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Agent (as the case may be) against such loss, and if the amount of the applicable Primary Currency so purchased exceeds such sum due to any Lender or the Agent (as the case may be) in the applicable Primary Currency, such Lender or the Agent (as the case may be) agrees to remit to the Company or such other Borrower such excess.

SECTION 9.13. Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the Notes, if any, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. The Company and each other Borrower hereby further irrevocably consent to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to the Company at its address specified pursuant to Section 9.02. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any Notes in the courts of any jurisdiction.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any Notes in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 9.14. Substitution of Currency. If a change in any Committed Currency or Committed L/C Currency occurs pursuant to any applicable law, rule or regulation of any governmental, monetary or multi-national authority, this Agreement (including, without limitation, the definitions of Eurocurrency Rate) will be amended to the extent determined by the Agent (acting reasonably and in consultation with the Company) to be necessary to reflect the change in currency and to put the Lenders and the Company in the same position, so far as possible, that they would have been in if no change in such Committed Currency or Committed L/C Currency had occurred.

SECTION 9.15. No Liability Regarding Letters of Credit. None of the Agent, the Lenders nor any Issuing Bank, nor any of their Affiliates, or the respective directors, officers, employees, agents and advisors of such Person or such Affiliate, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder, or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the applicable Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by such Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof or any failure to honor a Letter of Credit where such Issuing Bank is, under applicable law, required to honor it. The parties hereto expressly agree that, as long as the Issuing Bank has not acted with gross negligence or willful misconduct, such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

SECTION 9.16. Patriot Act Notification. Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies the Company and each other Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender or the Agent, as applicable, to identify each Borrower in accordance with the Patriot Act. Each Borrower shall, and shall cause each of their Subsidiaries to, provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Agent or any Lenders in order to assist the Agent and the Lenders in maintaining compliance with the Patriot Act.

SECTION 9.17. No Fiduciary Duty. The Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”) may have economic interests that conflict with those of the Borrowers. The Borrowers agree that nothing in the Loan Documents will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lenders and any Borrower, its stockholders or its affiliates. Each Borrower acknowledges and agrees that (i) the transactions contemplated by the Loan Documents are arm’s-length commercial transactions between the Lenders, on the one hand, and such Borrower, on the other, (ii) in connection therewith and with the process leading to such transaction each of the Lenders is acting solely as a principal and not the agent or fiduciary of such Borrower, its management, stockholders, creditors or any other person, (iii) no Lender has assumed an advisory or fiduciary responsibility in favor of such Borrower with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Lender or any of its affiliates has advised or is currently advising such Borrower on other matters) or any other obligation to such Borrower except the obligations expressly set forth in the Loan Documents and (iv) such Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate. Each Borrower further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Borrower, in connection with such transaction or the process leading thereto.

SECTION 9.18. Waiver of Jury Trial. Each of the Company, each other Borrower, the Agent and the Lenders hereby irrevocably waives, to the fullest extent permitted by applicable law, all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or any Notes or the actions of the Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE INTERPUBLIC GROUP OF COMPANIES, INC.

By:	/s/ Ellen Johnson
Title:	Senior Vice President & Treasurer

CITIBANK, N.A., as Agent

By:	/s/ Shannon Sweeney
Title:	Vice President

Initial Lenders

CITIBANK, N.A.

By:	/s/ Shannon Sweeney
Title:	Vice President

JPMORGAN CHASE BANK, N.A.

By:	/s/ Michelle Cipriani
Title:	Vice President

HSBC BANK USA, NATIONAL ASSOCIATION

By:	/s/ Thomas T Rogers
Title:	Senior Vice President

MORGAN STANLEY BANK, N.A.

By:	/s/ Sherrese Clarke
Title:	Authorized Signatory

MORGAN STANLEY SENIOR FUNDING, INC.

By:	/s/ Ryan Vetsch
Title:	Vice President

UBS LOAN FINANCE LLC

By:	/s/ Irja R. Otsa
Title:	Associate Director

By:	/s/ April Varner-Nanton
Title:	Director

BANCO BILBAO BIZCAYA ARGENTARIA, S.A., NEW YORK BRANCH

By:	/s/ Alex Mayral
Title:	Vice President

By:	/s/ Peter Tommaney
Title:	Senior Vice President

BANK OF AMERICA, N.A.

By:	/s/ Richard Williams
Title:	Senior Vice President

ING CAPITAL LLC

By:	/s/ Bill James
Title:	Managing Director

GOLDMAN SACHS LENDING PARTNERS LLC

By:	/s/ Mark Walton
Title:	Authorized Signatory

THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND

By:	/s/ Ford Young
Title:	Director

By:	/s/ Chris Mangan
Title	: Managing Director

WELLS FARGO BANK, N.A.

By:	/s/ Craig DeSousa
Title:	Senior Vice President

SCHEDULE I

LIST OF APPLICABLE LENDING OFFICES

Name of Initial Lender	Revolving Credit Commitment	Letter of Credit Commitment	Swing Line Commitment	Domestic Lending Office	Eurocurrency Lending Office
Citibank, N.A.	$100,000,000	$0	$25,000,000	Building #3 1615 Brett Road New Castle, DE 19720 Attn: Heather Puchalski T: 302 894-6021 F: 212 994-0961	Building #3 1615 Brett Road New Castle, DE 19720 Attn: Heather Puchalski T: 302 894-6021 F: 212 994-0961
JPMorgan Chase Bank, N.A.	$100,000,000	$200,000,000	$0	277 Park Avenue, 23 rd Floor New York, NY 10172 Attn: Susan M Thomas T: 312 732-7982 F: 312 385-7096	277 Park Avenue, 23 rd Floor New York, NY 10172 Attn: Susan M Thomas T: 312 732-7982 F: 312 385-7096
HSBC Bank USA, National Association	$75,000,000	$0	$0	452 Fifth Avenue T-5 New York, NY Attn: Donna Riley T: 716 841-4178 F: 716 841-0269	452 Fifth Avenue T-5 New York, NY Attn: Donna Riley T: 716 841-4178 F: 716 841-0269
Morgan Stanley Bank, N.A.	$50,000,000	$0	$0	One Utah Center 201 South Main Street, 5th Floor Salt Lake City, Utah 84111 Attn: MS Loan Servicing F: 718 233-2140	One Utah Center 201 South Main Street, 5th Floor Salt Lake City, Utah 84111 Attn: MS Loan Servicing F: 718 233-2140
Morgan Stanley Senior Funding, Inc.	$25,000,000	$0	$0	1585 Broadway New York,, NY 10036 Attn: MS Loan Servicing F: 718 233-2140	1585 Broadway New York,, NY 10036 Attn: MS Loan Servicing F: 718 233-2140

1

Name of Initial Lender	Revolving Credit Commitment	Letter of Credit Commitment	Swing Line Commitment	Domestic Lending Office	Eurocurrency Lending Office
UBS Loan Finance LLC	$75,000,000	$0	$0	677 Washington Boulevard, 6th Floor Stamford, CT 06901 Attn: Safraz Hassan T: 203 719-3143 F: 203 719-3888	677 Washington Boulevard, 6th Floor Stamford, CT 06901 Attn: Safraz Hassan T: 203 719-3143 F: 203 719-3888
Banco Bilbao Vizcaya Argentaria, S.A., New York Branch	$50,000,000	$0	$0	1345 Avenue of the Americas, 45th Floor New York, NY 10105 Attn: C&I Banking T: 212 728-2382 F: 212 333-2926	1345 Avenue of the Americas, 45th Floor New York, NY 10105 Attn: C&I Banking T: 212 728-2382 F: 212 333-2926
Bank of America, N.A.	$50,000,000	$0	$0	One Bryant Park Tower New York, NY 10036 Attn: Neha Walia T: 415 436-4777 Ext. 88621 F: 804 266-8065	One Bryant Park Tower New York, NY 10036 Attn: Neha Walia T: 415 436-4777 Ext. 88621 F: 804 266-8065
ING Capital LLC	$50,000,000	$0	$0	1325 Avenue of the Americas New York, NY 10019 Attn: T: F:	1325 Avenue of the Americas New York, NY 10019 Attn: T: F:
Goldman Sachs Lending Partners LLC	$25,000,000	$0	$0	200 West Street New York, NY 10282 T: 212 902-1099 F: 646 769-7700	200 West Street New York, NY 10282 T: 212 902-1099 F: 646 769-7700
The Governor and Company of the Bank of Ireland	$25,000,000	$0	$0	La Touche House, Custom House Docks, IFSC Dublin 1 Ireland Attn: Orla McCarthy / Linda Flaherty T: 011 353 1 604-4742 / T: 011 353 1 604-4733 F: 011 353 1 604-4793	La Touche House, Custom House Docks, IFSC Dublin 1 Ireland Attn: Orla McCarthy / Linda Flaherty T: 011 353 1 604-4742 / T: 011 353 1 604-4733 F: 011 353 1 604-4793

3-Year Credit Agreement

2

Name of Initial Lender	Revolving Credit Commitment	Letter of Credit Commitment	Swing Line Commitment	Domestic Lending Office	Eurocurrency Lending Office
Wells Fargo Bank, N.A.	$25,000,000	$0	$0	12 East 49th Street, 44th Flr. New York, NY 10017 Attn: Specialized Loans T: 336 735-2200 F: 704 715-0099	12 East 49th Street, 44th Flr. New York, NY 10017 Attn: Specialized Loans T: 336 735-2200 F: 704 715-0099
Total:	$650,000,000	$200,000,000	$25,000,000

3-Year Credit Agreement

3

SCHEDULE 2.01(C)

EXISTING LETTERS OF CREDIT

LC Issuing Bank	LC Expiry Date	Closing Balance
Citibank N.A.	18-Jul-11	82,184.10
Citibank N.A.	18-Jul-11	139,881.27
Citibank, N.A	31-Dec-10	1,487,174.00
Citibank, N.A.	31-Mar-10	206,976.42
Citibank, N.A.	1-Jun-10	2,050,000.00
Citibank, N.A.	31-Aug-10	209,287.00
Citibank, N.A.	31-Aug-10	2,064.44
Citibank, N.A.	30-Apr-10	48,297.00
Citibank, N.A.	30-Sep-10	11,953.51
Citibank, N.A.	18-Jul-11	219,862.26
Citibank, N.A.	31-Dec-10	414,737.01
Citibank, N.A.	18-Jul-11	244,748.07
Citibank, N.A.	30-Sep-10	200,000.00
Citibank, N.A.	29-Oct-10	88,950.00
JPMorgan Chase Bank, N.A.	30-Mar-11	12,500,000.00
JPMorgan Chase Bank, N.A.	30-Sep-10	190,000.00
JPMorgan Chase Bank, N.A.	30-Sep-10	200,000.00
JPMorgan Chase Bank, N.A.	31-Aug-10	118,000.00
JPMorgan Chase Bank, N.A.	1-Oct-10	58,579.88
JPMorgan Chase Bank, N.A.	31-Dec-10	35,000.00
JPMorgan Chase Bank, N.A.	10-Dec-10	210,000.00
Total		$18,717,694.96

3-Year Credit Agreement

1

EXHIBIT A - FORM OF

NOTE

U.S.$

Dated:             , 201

FOR VALUE RECEIVED, the undersigned, THE INTERPUBLIC GROUP OF COMPANIES, INC., a Delaware corporation (the “Borrower”), HEREBY PROMISES TO PAY to the order of                                         (the “Lender”) for the account of its Applicable Lending Office on the Termination Date (each as defined in the Credit Agreement referred to below) the principal sum of U.S.$[amount of the Lender’s Revolving Credit Commitment in figures] or, if less, the aggregate principal amount of the Revolving Credit Advances and Swing Line Advances made by the Lender to the Borrower pursuant to the 3-Year Credit Agreement dated as of July 18, 2008, amended and restated as of April 23, 2010, among the Borrower, the Lender and certain other lenders parties thereto, JPMorgan Chase Bank, N.A., as syndication agent, HSBC Bank USA, National Association and ING Capital LLC, as co-documentation agents, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., as joint lead arrangers and joint book managers, and Citibank, N.A., as Agent for the Lender and such other lenders (as amended or modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined) outstanding on such date.

The Borrower promises to pay interest on the unpaid principal amount of each Revolving Credit Advance and each Swing Line Advance from the date of such Revolving Credit Advance or such Swing Line Advance, as the case may be, until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest in respect of each Advance (i) in Dollars are payable in lawful money of the United States of America to the Agent at its account maintained at 399 Park Avenue, New York, New York 10043, in same day funds and (ii) in any Committed Currency are payable in such currency at the applicable Payment Office in same day funds. Each Advance owing to the Lender by the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note.

This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of Revolving Credit Advances and Swing Line Advances by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Revolving Credit Advance and Swing Line Advance being evidenced by this Promissory Note, (ii) contains provisions for determining the Dollar Equivalent of Advances denominated in Committed Currencies and (iii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

3-Year Credit Agreement

1

This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to conflicts of law provisions that might require application of the laws of a different jurisdiction.

THE INTERPUBLIC GROUP OF COMPANIES, INC.

By
Title:

2

ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Amount of Advance	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

3

EXHIBIT B - FORM OF

NOTICE OF BORROWING

Citibank, N.A., as Agent

  for the Lenders parties

  to the Credit Agreement

  referred to below

  Building #3

  1615 Brett Road

  New Castle, Delaware 19720

[Date]

Attention: Bank Loan Syndications Department

Ladies and Gentlemen:

The undersigned, [The Interpublic Group of Companies, Inc.][Name of Designated Subsidiary], refers to the 3- Year Credit Agreement dated as of July 18, 2008, amended and restated as of April 23, 2010 (as amended or modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among The Interpublic Group of Companies, Inc., certain Lenders parties thereto, JPMorgan Chase Bank, N.A., as syndication agent, HSBC Bank USA, National Association and ING Capital LLC, as co-documentation agents, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., as joint lead arrangers and joint book managers, and Citibank, N.A., as Agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02(a) of the Credit Agreement:

(i) The Business Day of the Proposed Borrowing is             , 201    .

(ii) The Type of Advances comprising the Proposed Borrowing is [Base Rate Advances] [Eurocurrency Rate Advances].

(iii) The aggregate amount of the Proposed Borrowing is [$                    ][for a Revolving Credit Borrowing in a Committed Currency, list currency and amount of Revolving Credit Borrowing].

(iv) [The initial Interest Period for each Eurocurrency Rate Advance made as part of the Proposed Borrowing is             month[s].]

(v) The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Revolving Credit Borrowing:

(A) the representations and warranties contained in Section 4.01 of the Credit Agreement [and in the Designation Agreement of the undersigned] are correct, before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date; and

3-Year Credit Agreement

1

(B) no event has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom, that constitutes a Default.

Very truly yours,

[THE INTERPUBLIC GROUP OF COMPANIES, INC.][DESIGNATED SUBSIDIARY]

By
Title:

2

EXHIBIT C - FORM OF

ASSIGNMENT AND ACCEPTANCE

Reference is made to the 3-Year Credit Agreement dated as of July 18, 2008, amended and restated as of April 23, 2010 (as amended or modified from time to time, the “Credit Agreement”) among The Interpublic Group of Companies, Inc., a Delaware corporation (the “Company”), the Lenders (as defined in the Credit Agreement), JPMorgan Chase Bank, N.A., as syndication agent, HSBC Bank USA, National Association and ING Capital LLC, as co-documentation agents, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., as joint lead arrangers and joint book managers, and Citibank, N.A., as Agent for the Lenders (the “Agent”). Terms defined in the Credit Agreement and not defined herein are used herein with the same meaning.

The “Assignor” and the “Assignee” referred to on Schedule 1 hereto agree as follows:

1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor’s rights and obligations under the Credit Agreement as of the date hereof equal to the percentage interest specified on Schedule I hereto of all outstanding rights and obligations under the Credit Agreement held by the Assignor on the date hereof (including, without limitation, all or a portion of its Commitment, its Unissued Letter of Credit Commitment, the Advances owing to it, its participations in Letters of Credit and any Note or Notes held by it). After giving effect to such sale and assignment, the amount of the Assignee’s Revolving Credit Commitment and Letter of Credit Commitment and the amount of the Advances owing to the Assignee will be as set forth on Schedule 1 hereto.

2. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, the Credit Agreement or any other instrument or document furnished pursuant thereto; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Company or the performance or observance by the Company of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto; and (iv) attaches the Note, if any, held by the Assignor [and requests that the Agent exchange such Note for a new Note payable to the order of [the Assignee in an amount equal to the Revolving Credit Commitment assumed by the Assignee pursuant hereto or new Notes payable to the order of the Assignee in an amount equal to the Revolving Credit Commitment assumed by the Assignee pursuant hereto and] the Assignor in an amount equal to the Revolving Credit Commitment retained by the Assignor under the Credit Agreement[, respectively,] as specified on Schedule 1 hereto].

3. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 4.01(e) thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is an Eligible Assignee; (iv) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to the Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender; and (vi) attaches any U.S. Internal Revenue Service forms required under Section 2.14 of the Credit Agreement.

3-Year Credit Agreement

1

4. Following the execution of this Assignment and Acceptance, it will be delivered to the Agent for acceptance and recording by the Agent. The effective date for this Assignment and Acceptance (the “Assignment Effective Date”) shall be the date of acceptance hereof by the Agent, unless otherwise specified on Schedule 1 hereto.

5. Upon such acceptance and recording by the Agent, as of the Assignment Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.11, 2.14 and 9.04 of the Credit Agreement to the extent any claim thereunder relates to an event arising prior to this Assignment and Acceptance) and be released from its obligations (other than its obligations under Section 9.04(e) to the extent any claim thereunder relates to an event arising prior to this Assignment and Acceptance) under the Credit Agreement.

6. Upon such acceptance and recording by the Agent, from and after the Assignment Effective Date, the Agent shall make all payments under the Credit Agreement and the Notes in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and facility fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the Notes for periods prior to the Assignment Effective Date directly between themselves.

7. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to conflicts of law provisions that might require application of the laws of a different jurisdiction.

8. This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of Schedule 1 to this Assignment and Acceptance by facsimile shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.

IN WITNESS WHEREOF, the Assignor and the Assignee have caused Schedule 1 to this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon.

2

Schedule 1

to

Assignment and Acceptance

Percentage interest assigned:			%

Assignee’s Revolving Credit Commitment:		$

Aggregate outstanding principal amount of Advances assigned:		$

Principal amount of Note payable to Assignee:		$

Principal amount of Note payable to Assignor:		$

Assignee’s Letter of Credit Commitment:		$

Assignment Effective Date*:	, 201

[NAME OF ASSIGNOR], as Assignor

By
Title:

Dated: , 201

[NAME OF ASSIGNEE], as Assignee

By
Title:

Dated: , 201

Domestic Lending Office:
[Address]

Eurocurrency Lending Office:
[Address]

*	This date should be no earlier than five Business Days after the delivery of this Assignment and Acceptance to the Agent.

3

Accepted [and Approved]** this

             day of             , 201

CITIBANK, N.A., as Agent

By
Title:

[Approved this day of , 201

THE INTERPUBLIC GROUP OF COMPANIES, INC.

By	]*

**	Required if the Assignee is an Eligible Assignee solely by reason of clause (iii) of the definition of “Eligible Assignee”.
*	Required if the Assignee is an Eligible Assignee solely by reason of clause (iii) of the definition of “Eligible Assignee”.

4

EXHIBIT D-1 - FORM OF OPINION OF CLEARY GOTTLIEB STEEN & HAMILTON LLP

[Restatement Date]

The parties named as Lenders in

  the below-referenced Credit Agreement

Ladies and Gentlemen:

We have acted as special counsel to The Interpublic Group of Companies, Inc., a Delaware corporation (the “Company”), in connection with that certain 3-Year Credit Agreement, dated as of July 18, 2008, amended and restated as of April 23, 2010 (the “Credit Agreement”), among the Company, the Lenders party thereto, JPMorgan Chase Bank, N.A., as syndication agent, HSBC Bank USA, National Association and ING Capital LLC, as co-documentation agents, Citigroup Global Markets Inc. and J.P. Morgan Securities, Inc., as joint lead arrangers and joint book managers, and Citibank, N.A., as Agent for said Lenders. This opinion is furnished to you pursuant to Section 3.01(d)(iv) of the Credit Agreement.

In arriving at the opinions expressed below, we have reviewed the following documents:

(1)	an executed copy of the Credit Agreement;

(2)	executed copies of the Notes (as defined in the Credit Agreement), dated the date hereof, of the Company payable to the Lenders named therein (the “Company Notes”); and

(3)	the other documents furnished by the Company pursuant to Article III of the Credit Agreement.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed necessary as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed (including, without limitation, the accuracy of the representations and warranties of the Company in the Credit Agreement).

Based upon the foregoing and subject to the further assumptions and qualifications set forth below, it is our opinion that:

1. The Company has corporate power to enter into the Credit Agreement and the Company Notes and to perform its obligations thereunder.

2. The execution and delivery by the Company of the Credit Agreement and the Company Notes have been duly authorized by all necessary corporate action of the Company.

3-Year Credit Agreement

1

3. The performance by the Company of its obligations under the Credit Agreement and the Company Notes (a) does not require any consent, approval, authorization, registration or qualification of or with any governmental authority of the United States, the State of Delaware or the State of New York and (b) does not result in a violation of any applicable United States federal or New York State law, rule or regulation or the Delaware General Corporation Law.

4. The Credit Agreement is a valid, binding and enforceable agreement of the Company.

5. The Company Notes, after giving effect to the initial borrowing by the Company under the Credit Agreement, will be valid, binding and enforceable obligations of the Company.

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) we have assumed that each party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company regarding matters of the federal law of the United States of America, the law of the State of New York or the General Corporation Law of the State of Delaware that in our experience normally would be applicable to general business entities with respect to such agreement or obligation) and (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

We express no opinion as to the applicability or effect of the laws of any jurisdiction other than the State of New York wherein any Lender may be located or wherein enforcement of the Credit Agreement or the Notes may be sought that may limit the rates of interest which may be charged or collected.

We express no opinion as to (a) Section 2.15 of the Credit Agreement insofar as it provides that any Lender purchasing a participation from another Lender pursuant thereto may exercise set-off or similar rights with respect to such participation or (b) Section 9.12 of the Credit Agreement.

We have assumed that any assignments made by or among the Lenders of their rights and obligations under the Credit Agreement will not contravene New York Judiciary Law Section 489 (which makes it a criminal offense to take an assignment of a debt obligation with the intent of and for the purpose of bringing an action or proceeding thereon).

We note that the designations in Section 9.13(a) of the Credit Agreement are (notwithstanding the waiver in Section 9.13(b) of the Credit Agreement) subject to the power of such federal court to transfer actions pursuant to 28 U.S.C. §1404(a) or to dismiss such actions or proceedings on the grounds that such a federal court is an inconvenient forum for such action or proceeding.

We note that the waiver of defenses contained in Section 7.02 of the Credit Agreement may be ineffective to the extent that any such defense involves a matter of public policy in New York.

With respect to the first sentence of Section 9.13(a) of the Credit Agreement, we express no opinion as to the subject matter jurisdiction of any United States federal court to adjudicate any action relating to the Credit Agreement where jurisdiction based on diversity of citizenship under 28 U.S.C. §1332 does not exist.

The opinion expressed in paragraph 3 above relates only to those laws, rules and regulations that, in our experience, are normally applicable to general business entities with respect to performance of transactions of the type referred to in the Credit Agreement.

The foregoing opinions are limited to the law of the State of New York, the General Corporation Law of the State of Delaware and the federal law of the United States, but we express no opinion as to any state securities or Blue Sky laws or United States federal securities laws.

2

We are furnishing this opinion letter to you solely for your benefit in connection with the Credit Agreement. This opinion letter is not to be relied on or furnished to any other person or used, circulated, quoted or otherwise referred to for any other purpose. Notwithstanding the foregoing, a copy of this opinion letter may be furnished to, and relied upon by, your successors and a permitted transferee who becomes a party to the Credit Agreement as a Lender thereunder, and you or any such successor or transferee may show this opinion to any governmental authority pursuant to requirements of applicable law or regulations. The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any such transferee or governmental authority or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:
, a Partner

3

EXHIBIT D-2 - FORM OF OPINION OF IN-HOUSE COUNSEL OF THE COMPANY

[Restatement Date]

To each of the Lenders parties

  to the Credit Agreement (as defined below),

  among The Interpublic Group of Companies, Inc.,

  said Lenders and Citibank, N.A.,

  as Agent for said Lenders, and

  to Citibank, N.A., as Agent

3-Year Credit Agreement

Ladies and Gentlemen:

This opinion is furnished to you pursuant to Section 3.01(d)(iv) of the 3-Year Credit Agreement dated as of July 18, 2008, amended and restated as of April 23, 2010 (the “Credit Agreement”), among The Interpublic Group of Companies, Inc. (the “Company”), the Lenders parties thereto, JPMorgan Chase Bank, N.A., as syndication agent, HSBC Bank USA, National Association and ING Capital LLC, as co-documentation agents, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., as joint lead arrangers and joint book managers, and Citibank, N.A., as Agent for said Lenders. Terms defined in the Credit Agreement are used herein as therein defined.

I have acted as General Counsel for the Company in connection with the preparation, execution and delivery of the Credit Agreement.

In arriving at the opinions expressed below, I have examined the following documents:

(1) An executed copy of the Credit Agreement.

(2) The documents furnished by the Company pursuant to Article III of the Credit Agreement.

(3) A copy of the Restated Certificate of Incorporation of the Company and all amendments thereto (the “Charter”).

(4) A copy of the by-laws of the Company and all amendments thereto (the “By-laws”).

(5) A certificate of the Secretary of State of Delaware, dated             , 2010, attesting to the continued corporate existence and good standing of the Company in that State.

In addition, I have examined the originals, or copies certified or otherwise identified to my satisfaction, of such other corporate records of the Company, certificates of public officials and of officers of the Company and such other persons as I have deemed necessary as a basis for the opinions expressed below.

3-Year Credit Agreement

1

In rendering the opinions expressed below, I have assumed the authenticity of all documents submitted to me as originals and the conformity to the originals of all documents submitted to me as copies. In addition, I have assumed and have not verified the accuracy as to factual matters of each document I have reviewed (including, without limitation, the accuracy of the representations and warranties of the Company in the Credit Agreement).

Based upon the foregoing and subject to the further assumptions and qualifications set forth below, it is my opinion that:

1. The Company is a corporation validly existing and in good standing under the laws of the State of Delaware.

2. The execution, delivery and performance by the Company of the Credit Agreement and the Notes to be delivered by it, and the consummation of the transactions contemplated thereby, are within the Company’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Charter or the By-laws or (ii) any material contractual or legal restriction known to me contained in any material document to which the Company is a party or by which it is bound. The Credit Agreement and the Notes have been duly executed and delivered on behalf of the Company.

3. To the best of my knowledge, no authorization, approval or other action by, and no notice to or filing with, any third party is required for the execution, delivery and performance by the Company of the Credit Agreement and the Notes.

4. To the best of my knowledge, there are no pending or overtly threatened actions or proceedings against the Company or any of its Consolidated Subsidiaries before any court, governmental agency or arbitrator that purport to affect the validity, binding effect or enforceability of the Credit Agreement or any of the Notes or the consummation of the transactions contemplated thereby or, except as disclosed in the Company’s reports filed with the Securities and Exchange Commission prior to the Restatement Date, that are likely to have a materially adverse effect upon the financial condition or operations of the Company and its Consolidated Subsidiaries taken as a whole.

With regard to clause (ii) of paragraph 2 above, I express no opinion as to whether the deposit of cash into the L/C Cash Deposit Account would be permissible under the applicable lien covenants (all of which permit the Company to create liens in an amount based on its consolidated net worth) at the time such cash is provided.

The foregoing opinions are limited to the law of the State of New York, the General Corporation Law of the State of Delaware and the Federal law of the United States.

I am furnishing this opinion letter to you solely for your benefit in connection with the Credit Agreement. This opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose. Notwithstanding the foregoing, a copy of this opinion letter may be furnished to, and relied upon by, your successors and a permitted transferee who becomes a party to the Credit Agreement as a Lender thereunder, and you or any such successor or transferee may show this opinion to any governmental authority pursuant to requirements of applicable law or regulations. The opinions expressed herein are, however, rendered on and as of the date hereof, and I assume no obligation to advise you or any such transferee or governmental authority or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

Nicholas J. Camera, General Counsel

2

EXHIBIT E - FORM OF DESIGNATION AGREEMENT
[DATE]

To each of the Lenders

  parties to the Credit Agreement

  (as defined below) and to Citibank, N.A.

  as Agent for such Lenders

Ladies and Gentlemen:

Reference is made to the 3-Year Credit Agreement dated as of July 18, 2008, amended and restated as of April 23, 2010, among The Interpublic Group of Companies, Inc. (the “Company”), certain other borrowers parties thereto, the Lenders parties thereto, JPMorgan Chase Bank, N.A., as syndication agent, HSBC Bank USA, National Association and ING Capital LLC, as co-documentation agents, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., as joint lead arrangers and joint book managers, and Citibank, N.A., as Agent for said Lenders (the “Credit Agreement”). Terms used herein and defined in the Credit Agreement shall have the respective meanings ascribed to such terms in the Credit Agreement.

Please be advised that the Company hereby designates its undersigned Subsidiary,                      (“Designated Subsidiary”), as a “Designated Subsidiary” under and for all purposes of the Credit Agreement.

The Designated Subsidiary, in consideration of each Lender’s agreement to extend credit to it under and on the terms and conditions set forth in the Credit Agreement, does hereby assume each of the obligations imposed upon a “Designated Subsidiary” and a “Borrower” under the Credit Agreement and agrees to be bound by the terms and conditions of the Credit Agreement. In furtherance of the foregoing, the Designated Subsidiary hereby represents and warrants to each Lender as follows:

(a) The Designated Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of                     .

(b) The execution, delivery and performance by the Designated Subsidiary of this Designation Agreement, the Credit Agreement and the Notes to be delivered by it are within the Designated Subsidiary’s corporate powers, have been duly authorized by all necessary corporate action and do not contravene (i) the Designated Subsidiary’s charter or by-laws or (ii) any law, rule or regulation applicable to the Designated Subsidiary or (iii) any material contractual or legal restriction binding on the Designated Subsidiary. The Designation Agreement and the Notes delivered by it have been duly executed and delivered on behalf of the Designated Subsidiary.

(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Designated Subsidiary of this Designation Agreement, the Credit Agreement or the Notes to be delivered by it.

(d) This Designation Agreement is, and the Notes to be delivered by the Designated Subsidiary when delivered will be, legal, valid and binding obligations of the Designated Subsidiary enforceable against the Designated Subsidiary in accordance with their respective terms.

3-Year Credit Agreement

1

(e) There is no pending or, to the knowledge of the Designated Subsidiary , threatened action, suit, investigation or proceeding affecting the Designated Subsidiary or any of its Subsidiaries before any court, governmental agency or arbitrator which purports to affect the legality, validity or enforceability of this Designation Agreement, the Credit Agreement or any Note of the Designated Subsidiary.

The Designated Subsidiary hereby agrees that service of process in any action or proceeding brought in any New York State court or in federal court may be made upon the Company at its offices at 1114 Avenue of the Americas, New York, New York 10036, Attention:                          (the “Process Agent”) and the Designated Subsidiary hereby irrevocably appoints the Process Agent to give any notice of any such service of process, and agrees that the failure of the Process Agent to give any notice of any such service that the Process Agent receives shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon.

The Company hereby accepts such appointment as Process Agent and agrees with you that (i) the Company will maintain an office in New York, New York through the Termination Date and will give the Agent prompt notice of any change of address of the Company, (ii) the Company will perform its duties as Process Agent to receive on behalf of the Designated Subsidiary service of copies of the summons and complaint and any other process that are served upon the Company as Process Agent in any action or proceeding in any New York State or federal court sitting in New York City arising out of or relating to the Credit Agreement and (iii) the Company will forward forthwith to the Designated Subsidiary at its address at                          or, if different, its then current address, copies of any summons, complaint and other process which the Company received in connection with its appointment as Process Agent.

This Designation Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to conflicts of law provisions that might require application of the laws of a different jurisdiction.

Very truly yours,

THE INTERPUBLIC GROUP OF COMPANIES, INC.

By
Name:
Title:

[THE DESIGNATED SUBSIDIARY]

By
Name:
Title:

3-Year Credit Agreement

2

EXHIBIT F - FORM OF ASSUMPTION AGREEMENT

Reference is made to the 3-Year Credit Agreement dated as of July 18, 2008, amended and restated as of April 23, 2010 (as amended or modified from time to time, the “Credit Agreement”) among The Interpublic Group of Companies, Inc., a Delaware corporation (the “Company”), the Lenders (as defined in the Credit Agreement), JPMorgan Chase Bank, N.A., as syndication agent, HSBC Bank USA, National Association and ING Capital LLC, as co-documentation agents, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., as joint lead arrangers and joint book managers, and Citibank, N.A., as Agent for the Lenders (the “Agent”). Terms defined in the Credit Agreement and not defined herein are used herein with the same meaning.

The undersigned hereby agrees as follows:

1. The undersigned proposes to become an Assuming Lender pursuant to Section 2.18 of the Credit Agreement and, in that connection, hereby agrees with the Agent and the Company that, after giving effect to the Increase Date, the undersigned’s Revolving Credit Commitment will be $            .

3. The undersigned (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 4.01(e) thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assumption Agreement; (ii) agrees that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is an Eligible Assignee; (iv) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to the Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender; and (vi) attaches any U.S. Internal Revenue Service forms required under Section 2.14 of the Credit Agreement.

3. Following the execution of this Assumption Agreement, it will be delivered to the Agent for acceptance and recording by the Agent. The effective date for this Assumption Agreement (the “Increase Date”) shall be             , 20    .

4. Upon such acceptance and recording by the Agent, as of the Increase Date, the undersigned shall be a party to the Credit Agreement with a Revolving Credit Commitment as set forth in Paragraph 1 above.

5. This Assumption Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to conflicts of law provisions that might require application of the laws of a different jurisdiction.

6. This Assumption Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Assumption Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Assumption Agreement.

3-Year Credit Agreement

1

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be executed by its officers thereunto duly authorized as of the date specified thereon.

[NAME OF ASSUMING LENDER], as Assuming Lender

By
Title:

Dated: , 20

Domestic Lending Office:

Eurodollar Lending Office:

Accepted and Approved this

             day of                     , 20

CITIBANK, N.A., as Agent

By
Title:

Approved this day of , 20

THE INTERPUBLIC GROUP OF COMPANIES, INC.

By
Title:

2

EXECUTION COPY

U.S. $650,000,000

3-YEAR CREDIT AGREEMENT

Dated as of July 18, 2008

AMENDED AND RESTATED as of April 23, 2010

Among

THE INTERPUBLIC GROUP OF COMPANIES, INC.

as Company

THE INITIAL LENDERS, INITIAL ISSUING BANKS AND SWING LINE BANK NAMED HEREIN

as Initial Lenders, Initial Issuing Banks and Swing Line Bank

CITIBANK, N.A.

as Administrative Agent

JPMORGAN CHASE BANK, N.A.

as Syndication Agent

HSBC BANK USA, NATIONAL ASSOCIATION

and

ING CAPITAL LLC

as Co-Documentation Agents

and

CITIGROUP GLOBAL MARKETS INC.

and

J.P. MORGAN SECURITIES INC.

as Joint Lead Arrangers and Joint Book Managers

3-Year Credit Agreement

i

ii

iii

Schedules

Schedule I	-	List of Applicable Lending Offices
Schedule 2.01(c)	-	Existing Letters of Credit

Exhibits

Exhibit A	-	Form of Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Assignment and Acceptance
Exhibit D-1	-	Form of Opinion of Cleary Gottlieb Steen & Hamilton LLP
Exhibit D-2	-	Form of Opinion of In-House Counsel for the Company
Exhibit E	-	Form of Designation Agreement
Exhibit F	-	Form of Assumption Agreement

iv